PNM Resources, Inc. Alvarado Square Albuquerque, NM 87158

Notice of Annual Meeting of Shareholders

Tuesday, May 16, 2006

9:00 a.m., Mountain Daylight Time

South Broadway Cultural Center

1025 Broadway, SE

Albuquerque, New Mexico

April 7, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of PNM Resources, Inc.   The meeting will be held on Tuesday, May 16, 2006, at 9:00 a.m. (Mountain Daylight Time), at the South Broadway Cultural Center, 1025 Broadway, SE, Albuquerque, New Mexico.  A map to the meeting location is included on the back page of this proxy statement for your reference.

At the meeting, shareholders are being asked to:

•                  Elect nine (9) directors.

•                  Act upon a proposal to approve the appointment of Deloitte & Touche LLP, as independent public accountants for 2006.

•                  Approve an amendment to the Restated Articles of Incorporation of PNM Resources, Inc. eliminating the authority of the Board of Directors to classify itself through the Company’s bylaws.

•                  Transact any other business properly brought up at the meeting.

Holders of PNM Resources, Inc. common stock of record at the close of business on March 27, 2006, may vote at the meeting.

This proxy statement and proxy card are being distributed on or about April 7, 2006.  Your vote is important.  The continuing interest of our shareholders in the business of PNM Resources, Inc. is appreciated and we hope you will be able to attend.

Sincerely,

Jeffry E. Sterba
Chairman of the Board, President and
Chief Executive Officer

TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders

Summary of Proposals You Are Asked to Vote On

Introduction
Governance
Code of Ethics
Attendance and Voting Matters

Proposal 1: Election of Directors

Directors Nominated This Year
Director Independence
Board Meetings
Communication with the Board
Directors’ Service Policy
Board Committees and their Functions
PNM Resources Common Stock Owned by Executive Officers and Directors
Ownership of More than Five Percent of PNM Resources Common Stock
Director Compensation
Stock Ownership Guidelines
Performance Graph
Audit and Ethics Committee Report
Independent Auditor Fees

Proposal 2: Approval of Independent Public Accountants

Proposal 3: Approval of the Amendment to the Restated Articles of Incorporation of PNM Resources, Inc. Eliminating the Classification of the Board of Directors

Human Resources and Compensation Committee Report
Executive Compensation
Summary Compensation Table
Option Grants and Exercises in 2005
Long-Term Incentive Plans – Awards in Fiscal Year 2005
Retirement Plans and Related Matters
Employment Contracts, Termination of Employment and Change in Control Agreements
Equity Compensation Plan Information
Other Matters

Appendix A – Corporate Governance Principles
Appendix B – Audit and Ethics Committee Charter
Appendix C – Finance Committee Charter
Appendix D – Governance and Public Policy Committee Charter
Appendix E – Human Resources and Compensation Committee Charter

i

PNM Resources, Inc.

Proxy Statement for 2006 Annual Meeting of Shareholders

Tuesday, May 16, 2006

SUMMARY OF PROPOSALS YOU ARE ASKED TO VOTE ON

This proxy statement summarizes the information you need to know to vote at the 2006 Annual Meeting of Shareholders (“Annual Meeting”).  You do not need to attend the Annual Meeting to vote your shares.  We first mailed the proxy statement and proxy card to shareholders on or about April 7, 2006.

Proposal 1 – Election of Directors

Previously the Board of Directors of PNM Resources, Inc. (“the Board”) was divided into three (3) classes with three-year staggered terms so that approximately one-third (1/3) of the directors were elected at each Annual Meeting.  In February 2006, the Board amended the bylaws to declassify itself and to provide for the annual election of all directors.  As discussed below in Proposal 3, the Board is also seeking to amend the Restated Articles of Incorporation of PNM Resources, Inc., to preclude the Board from reclassifying itself without shareholder approval.

The Board recommends Adelmo E. Archuleta, Julie A. Dobson, Woody L. Hunt, Charles E. McMahen, Manuel T. Pacheco, Robert M. Price, Bonnie S. Reitz, Jeffry E. Sterba, and Joan B. Woodard for election to the Board at the Annual Meeting.  Detailed information on these nominees is provided on page 5.  Directors will be elected for one-year terms.

If a nominee becomes unavailable for election, proxy holders will vote for another nominee proposed by the Board.

The Board of Directors unanimously recommends a vote FOR each director nominee.

Proposal 2 – Approval of Independent Public Accountants

The Audit and Ethics Committee (“Audit Committee”) of the Board, which is composed entirely of independent non-employee directors, selects and hires the independent registered public accountant, subject to ratification by the Company’s shareholders, to audit the Company’s books.  The Audit Committee has selected Deloitte & Touche LLP to audit the Company’s consolidated financial statements for the fiscal year beginning January 1, 2006.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting, where they will have the opportunity to make statements and answer questions.  If shareholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee would reconsider its selection.

The Board of Directors unanimously recommends a vote FOR the appointment of Deloitte & Touche LLP, as independent public accountants for fiscal year 2006.

Proposal 3 – Approval of the Amendment to the Restated Articles of Incorporation of PNM Resources Inc. Eliminating the Classification of the Board of Directors

The Board is asking shareholders to approve an amendment to the Restated Articles of Incorporation of PNM Resources, Inc. to eliminate a provision allowing the Board to classify itself through the bylaws.  The Board believes that providing shareholders with the opportunity to elect the entire Board on an annual basis is consistent with the Board’s continued commitment to best practices in corporate governance.

The Board of Directors unanimously recommends a vote FOR the Approval of the Amendment to the Restated Articles of Incorporation of PNM Resources, Inc.

INTRODUCTION

PNM Resources, Inc. (“PNM Resources,” “PNMR,” or the “Company”) is an investor-owned holding company of energy and energy-related businesses based in Albuquerque, New Mexico and trades on the New York Stock Exchange (“NYSE”) under the symbol “PNM.”  Through its utility and energy service subsidiaries, PNM Resources supplies electricity to approximately 744,000 homes and businesses in New Mexico and Texas and natural gas to approximately 478,000 customers in New Mexico. Its utility subsidiaries are Public Service Company of New Mexico (“PNM”) and Texas-New Mexico Power (“TNMP”).

Other subsidiaries include First Choice Power, a deregulated competitive retail electric provider in Texas, and Avistar, an energy and technology related services company. PNM Resources and its subsidiaries also sell power on the wholesale market in the west. For more information, visit www.pnmresources.com.

GOVERNANCE

The Board recognizes the importance of corporate governance to the proper management of the Company.  Accordingly, the Board has organized the various governance policies adopted and practiced over the years into a consolidated Corporate Governance Principles document so that investors, employees, customers, regulators and the community may be aware of the policies followed by the Company.  These principles have been approved by the full Board after analysis of policy considerations, and peer benchmarks.  The Board has chosen those practices they believe to be in the best interests of its investors.  Because the Board recognizes the on-going debate with regard to corporate governance practices, it has charged its Governance and Public Policy Committee with reviewing the principles at least annually (or more often if necessary) and recommending any necessary changes to the Board.

The Corporate Governance Principles document, as amended on February 14, 2006 to provide Stock Ownership Guidelines for Directors, is attached as Appendix A, and can also be found on PNM Resources’ website at www.pnmresources.com/ge/cg.  The principles document sets forth key practices and addresses the following:

•                  Responsibilities of the Board

•                  Process for Director Nominations

•                  Director Qualifications

•                  Director Independence

•                  Planning/Oversight Functions

•                  Stock Ownership Guidelines

•                  Director Service

CODE OF ETHICS

The Company has adopted a code of ethics, Do the Right Thing-Principles of Business Conduct, that applies to all directors, officers (including the principal executive officer, principal financial officer and principal accounting officer) and employees.  Do the Right Thing is available in print to any shareholder who requests it by writing to the Ethics and Compliance Department, PNM Resources, Inc., Alvarado Square, MS-2804, Albuquerque New Mexico 87158.  Do the Right Thing is also available on our website at www.pnmresources.com/ge/ec.  The Company will post amendments to or waivers from its code of ethics (to the extent applicable to the Company’s executive officers and directors) at this location on its website.

Concerns relating to financial statement disclosures, accounting, internal accounting controls, or auditing matters, and other matters involving violations of law are handled in accordance with the complaint procedures adopted by the Audit Committee that are posted on the Company’s website at

www.pnmresources.com/ge/cg. The Company also established an anonymous/confidential hotline through which employees may report concerns about the Company’s business practices.

ATTENDANCE AND VOTING MATTERS

Admission tickets will be distributed at the registration tables in the lobby of the South Broadway Cultural Center prior to the Annual Meeting.  Attendance is limited to shareholders of record on March 27, 2006.  If your shares are held in the name of your broker, bank, or other nominee, please bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares as of the record date.

For your convenience, we have established four easy methods for voting:

In Person:	You can attend and cast your vote at the Annual Meeting.

By Telephone:	For automated telephone voting, call 1-866-540-5760 (toll free) . (Please refer to the instructions on the enclosed proxy card.)

By Internet:

Access http://www.proxyvoting.com/pnm
(Please refer to the instructions on the enclosed proxy card.
NOTE: There is a different Internet address for shares held in the 401(k) plan. Access http://www.proxyvoting.com/pnm-emp)
Shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be paid by the shareholder.

By Mail:	Simply return your executed proxy card in the enclosed postage-paid envelope.

Your shares will be voted in the manner you indicate.  In the absence of specific instructions, proxies will be voted by those named in the proxy FOR the election of the directors nominated, FOR the approval of the selection of Deloitte & Touche LLP (“Deloitte & Touche”), as independent public accountants, and FOR approval of the amendment to the Restated Articles of Incorporation of PNM Resources, Inc., and on all other matters in accordance with their judgment.  Any subsequent vote by any means will change your prior vote.  The last vote actually received before the Annual Meeting will be the one counted.  You may also revoke your proxy by voting in person at the Annual Meeting.

Each share of PNM Resources common stock you own entitles you to one vote.  As of March 27, 2006, there were 68,786,286 shares of PNM Resources common stock outstanding.

Quorum and Vote Necessary for Action - A quorum of shareholders is necessary to hold a valid meeting. If at least a majority of the PNM Resources common stock outstanding on the record date is represented at the Annual Meeting, in person or by proxy, a quorum will exist.

A quorum and the affirmative vote of the holders of a majority of the shares of PNM Resources common stock present, in person or by proxy, and entitled to vote at the Annual Meeting are required to elect directors, and approve the appointment of independent public accountants.   Abstentions will have the effect of a vote against these matters, while broker non-votes will not be counted in calculating voting results on these matters.

A quorum and the affirmative vote of the holders of a majority of the shares of PNM Resources common stock entitled to vote at the Annual Meeting are required to amend the Restated Articles of Incorporation of PNM Resources.   Abstentions and broker non-votes will have the effect of a vote against this matter.

Shares Held In Street Name - If your shares are registered in your name on the books and records of the Company’s transfer agent, you are a registered stockholder.  If your shares are held for you in the name of your broker or bank, your shares are held in street name.   If you do not return your proxy and your shares are held in street name, your brokerage firm may vote your shares on certain “routine” matters.   When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting.  The election of directors and the approval of the appointment of Deloitte & Touche as independent public accountants for 2006 are considered routine matters for which brokerage firms may vote your shares without your proxy.

A broker non-vote occurs when a broker is not permitted under NYSE rules to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.    Proposal 3 (approve the Amendment to the Restated Articles of Incorporation of PNM Resources, Inc) is considered a non-routine matter.  Your shares cannot be voted on this matter without receipt of your voting instructions.  We encourage you to provide instructions to your broker by giving your proxy.  This ensures that your shares will be voted at the meeting.

Shares Held in the Retirement Savings Plan – If you are a participant in the PNM Resources, Inc. Retirement Savings Plan
(“401(k) Plan”), and shares of PNM Resources have been allocated to your account under the PNM Resources Stock Fund investment option of the 401(k) Plan, then you will receive a separate vote authorization form and supplemental materials on voting instructions for these shares from the Corporate Investment Committee.

Voting Registered Shares (Including Shares Held in the Employee Stock Purchase Plan (“ESPP”)) and 401(k) Plan Shares – Please use the enclosed proxy card to vote your registered shares, which includes shares purchased by employees through the ESPP prior to the record date.  Thus, if you are a registered shareholder and have shares allocated to your 401(k) Plan account, you will need to vote your registered shares with the proxy card and vote your 401(k) Plan shares with the 401(k) Plan vote authorization form.

Matters Raised at the Meeting not Included in this Proxy Statement – The Board knows of no other business to be conducted at the Annual Meeting other than those discussed in this proxy statement.  If any other matter is properly presented, the proxy committee will vote on the matter in accordance with its judgment.  Shareholders attending the meeting will directly vote on those matters.

PROPOSAL 1:  ELECTION OF DIRECTORS (PROPOSAL 1 ON YOUR PROXY CARD)

General Information

Nine (9) current directors are seeking election for one-year terms at this year’s Annual Meeting.  Robert G. Armstrong is retiring from the Board at the Annual Meeting following 15 years of service.  We gratefully acknowledge his dedicated service, support and leadership, and contributions to PNM Resources during his tenure.  In anticipation of Mr. Armstrong’s retirement, the Board elected Woody L. Hunt to the Board on September 27, 2005.  There are no vacancies as the Board fixed the number of directors at nine (9) effective with the 2006 Annual Meeting.

Mr. Charles E. McMahen, a current non-management director, recommended Woody L. Hunt for Board consideration as a director candidate.  The Governance and Public Policy Committee interviewed Mr. Hunt and subsequently recommended his election to the full Board.  On September 27, 2005, the Board elected Mr. Hunt as a director of PNM Resources.  No third party fees were paid in 2005 for identifying Board candidates.

The nomination and election for this term of service will result in Mr. Robert M. Price serving for more than twelve (12) years on the Board.  The Board deemed that due to the addition of two new directors within the last year and to better coordinate an effective transition to new directors, it is in the best interest of PNM Resources for Mr. Price to continue to serve on the Board.  Prior to his election in 2003, and in accordance with the Directors’ Service Policy, referenced in this proxy on page 9, Mr. Price submitted a written resignation to the Board for acceptance at such time as the Board, in its discretion, deems advisable.  There is no current expectation that the resignation would be accepted by the Board within the one-year term.

Previously the Board was divided into three (3) classes with three-year staggered terms so that approximately one-third (1/3) of the directors were elected at each Annual Meeting.  In February 2006, the Board amended the bylaws to declassify itself and to provide for the annual election of all directors.  Board members with terms that expired in 2007 and 2008 voluntarily waived their rights to the remainder of their terms so that the shareholders would have the opportunity to elect the entire Board at this year’s Annual Meeting.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the Governance and Public Policy Committee of the Board.

 All of the director nominees are non-employee independent directors, except Jeffry E. Sterba, Chief Executive Officer of the Company.  Biographical information regarding each nominee is shown below.

DIRECTORS NOMINATED THIS YEAR – TERM EXPIRING IN 2007

Adelmo E. Archuleta
PNM Resources director since July 15, 2003

Principal Occupation During Past Five Years:
President and CEO, Molzen-Corbin & Associates, a New Mexico consulting engineering and architecture firm, since 1982

Mr. Archuleta, age 55, is a resident of Albuquerque, New Mexico, and holds a master’s degree in Civil Engineering from New Mexico State University. He joined Molzen-Corbin & Associates in 1975, and has led the firm as its President and Chief Executive Officer since 1982. Other directorships include: the Bank of Albuquerque and Presbyterian Health Services. Mr. Archuleta currently serves on the Audit and Ethics Committee, and the Human Resources and Compensation Committee.

Julie A. Dobson
PNM Resources director since July 16, 2002

Principal Occupation During Past Five Years:
Chairman, TeleBright Corp., a telecommunications decision-support technology company, since 2002
Chief Operating Officer, TeleCorp PCS, 1998-2002

Ms. Dobson, age 49, is a resident of Potomac, Maryland, and was Chief Operating Officer and one of the founding principals of TeleCorp PCS, a wireless/mobile phone company serving more than a million customers when sold to AT&T Wireless. A 1978 William & Mary graduate, she earned an MBA in Finance at the University of Pittsburgh the following year before beginning a long career in what became Verizon, starting in sales with Bell of Pennsylvania, and concluding as president of one of the company’s non-regulated businesses, Bell Atlantic Mobile (New York). Other directorships include: Safeguard Scientifics, Inc., Wayne, PA; INA Trust, Philadelphia, PA; and LCCI, McLean, VA. Ms. Dobson currently serves as Chair of the Finance Committee and is a member of the Audit and Ethics Committee. The Board of Directors has determined that Ms. Dobson qualifies as an “audit committee financial expert” as defined by the SEC regulations.

Woody L. Hunt
PNM Resources director since September 27, 2005

Principal Occupation During Past Five Years:
Chairman and Chief Executive Officer, Hunt Building Co., Ltd, and Affiliated Companies, since 1977

Mr. Hunt, age 60, is a resident of El Paso, Texas, and is chief executive officer of Hunt Building Company, Ltd., a privately owned development, construction, and property management company based in El Paso. He graduated with honors from The University of Texas at Austin with a bachelor’s degree in finance in 1966 and an MBA in finance in 1970. He earned an M.A. in management from the Claremont Graduate School in California in 1989. Other directorships include: The University of Texas Investment Management Company. Mr. Hunt serves on the Audit and Ethics and Finance Committees and has been designated an “audit committee financial expert” as defined by the SEC regulations.

Charles E. McMahen
PNM Resources director since May 17, 2005

Principal Occupation During Past Five Years:
Retired December 31, 2003, as an officer of Compass Bank
and Compass Bancshares
Vice Chairman of Compass Bank and Compass Bancshares - 1999-2003

Mr. McMahen, age 66, is a resident of Schulenburg, Texas, and retired from Compass Bank and Compass Bancshares in 2003. A graduate from the University of Houston, he earned a Bachelor of Business Administration degree in Accounting. He is the recipient of the Distinguished Alumnus Award from the University of Houston and in 2002 was awarded an Honorary Doctorate Degree. Other directorships include: Compass Bancshares, Inc., and Enterprise GP Holdings, L.P. Enterprise GP Holdings L.P is an energy company providing a range of processing, storage and transportation services. Mr. McMahen has been Chair of the Audit and Ethics Committee since February 13, 2006, and is a member of the Human Resources and Compensation Committee. The Board of Directors has determined that Mr. McMahen qualifies as an “audit committee financial expert” as defined by the SEC regulations.

Manuel T. Pacheco, Ph.D.
PNM Resources/PNM director since 2001

Principal Occupation During Past Five Years:
Retired President, University of Missouri System – 1997-2003

Dr. Pacheco, age 64, is a resident of Phoenix, Arizona, and retired in 2003 as the President of the University of Missouri System. From 1984 to 1997, he served as President of various universities, including the University of Arizona and the University of Houston. He holds a doctorate degree in Foreign Language Education. Dr. Pacheco currently serves as Chair of the Governance and Public Policy Committee, and is a member of the Human Resources and Compensation Committee.

Robert M. Price
PNM Resources/PNM director since 1992

Principal Occupation During Past Five Years:
President, PSV, Inc., a technology consulting business, since 1990

Mr. Price, age 75, is a resident of Edina, Minnesota, and has been President of PSV Inc. located in Burnsville, MN, since 1990. Between 1961 and 1990, Mr. Price served in various executive positions, including Chairman and Chief Executive Officer of Control Data Corporation, a mainframe computer manufacturer and business services provider. Other directorships include: Affinity Technology Group, Inc. and Datalink Corporation. Mr. Price served as Chair of the Finance Committee throughout 2005. He currently serves as a member of the Human Resources and Compensation Committee, Finance Committee, and Governance and Public Policy Committee.

Bonnie S. Reitz
PNM Resources director since July 16, 2002

Principal Occupation During Past Five Years:
Owner, InsideOutCulture to Customer,
a business consulting company, since March 2003
President, EOS Airlines, a new premium transatlantic airline, April-August 2005
Senior Vice President, Sales and Distribution,
Continental Airlines, Inc., 1994-2003

Ms. Reitz, age 53, is a resident of St. Petersburg, Florida, and is the owner/founder of InsideOutCulture to Customer, a business consulting company. Ms. Reitz was President of EOS Airlines from April to August 2005. Ms. Reitz retired in 2003, as Senior Vice President for Sales and Distribution of Continental Airlines. Ms. Reitz is a 1974 Purdue graduate and began her career in the airline industry in 1977. Other directorships include: the local and national organizations of Dress for Success. Ms. Reitz currently serves as Chair of the Human Resources and Compensation Committee, and is a member of the Governance and Public Policy Committee.

Jeffry E. Sterba
PNM Resources/PNM director, since 2000

Principal Occupation During Past Five Years:
Chairman, President and Chief Executive Officer, PNM Resources, Inc. since 2000
Executive Vice President, USEC, 1999-2000
Executive Vice President and Chief Operating Officer, PNM, 1997-1999

Mr. Sterba, age 51, is a resident of Albuquerque, New Mexico, and is Chairman, President and Chief Executive Officer of PNM Resources and PNM. Since June 2005, Mr. Sterba also serves as Chairman of TNMP. Mr. Sterba became President of PNM on March 6, 2000, became President and CEO of PNM on June 6, 2000, and was elected Chairman of the Board of PNM on October 1, 2000. Previously, Mr. Sterba served as Executive Vice President of USEC, Inc., from January 1999 to February 2000. Before joining USEC in January 1999, Mr. Sterba was Executive Vice President and Chief Operating Officer of PNM overseeing all of PNM’s business units. During his previous years at PNM, Mr. Sterba held various executive positions and was responsible for bulk power services, corporate strategy and asset restructuring, retail electric and water services, and electric business development and finance. Other directorships include: Edison Electric Institute, Electric Power Research Institute, and the U. S. Chamber of Commerce. Mr. Sterba also serves on an advisory board for Wells Fargo Bank, N.A.

Joan B. Woodard
PNM Resources director since July 15, 2003

Principal Occupation During Past Five Years:
Executive Vice President and Deputy Director, Sandia National Laboratories, since March 1999

Dr. Woodard, age 53, is a resident of Albuquerque, New Mexico, and is Executive Vice President and Deputy Director for Sandia National Laboratories in Albuquerque. She holds a doctorate degree in Mechanical Engineering from the University of California. She is currently responsible for the nuclear deterrent program at the lab, and previously served as the lead Vice President for energy research and development and as the chief operations officer.She serves on advisory boards for the University of New Mexico and the University of Missouri, as well as the Air Force Scientific Advisory Board. Dr. Woodard currently serves on the Governance and Public Policy Committee, the Finance Committee, and as the presiding director of the independent directors’ meetings.

The Board of Directors unanimously recommends a vote FOR each director nominee.

DIRECTOR INDEPENDENCE

The Board has affirmatively determined that all of the directors, except Jeffry E. Sterba, are independent of PNM Resources and its management.  Mr. Sterba is considered an inside director because of his employment as the senior executive.  In addition to determining that all of the non-employee directors of PNM Resources satisfy all of the specific independence criteria set forth in the NYSE listing standards, the Board determined that there were no direct or indirect relationships between PNM Resources and each non-employee director (other than service on the Board or a Board committee, or being a shareholder or a retail utility customer of the Company).

BOARD MEETINGS

The Chairman of the Board presides at all meetings of the shareholders and of the Board.  In circumstances where the independent directors meet without the Chairman, the Board selects a presiding director.  A presiding director is nominated and approved by the current independent directors.  Dr. Joan B. Woodard currently serves as the 2006 presiding director, and the next presiding director will be elected at the February 2007 Board meeting, the first meeting of the year.  The director selected is responsible for facilitating and chairing the independent directors’ meetings scheduled for that year.  The independent directors meet at least twice a year without management present, and will meet more often as the need arises.

In 2005, the full Board met seven times.  The independent directors held four regularly scheduled meetings in 2005.  Attendance in 2005 at full Board and committee meetings exceeded 98%.

Directors are encouraged to attend the Annual Meeting, and as stated in the Corporate Governance Principles (Appendix A), directors are responsible for attending all director meetings and for reviewing materials provided in advance of each meeting.  Directors are expected to actively participate in Board and committee meetings.  All directors attended the 2005 Annual Meeting held on May 17, 2005.

COMMUNICATION WITH THE BOARD

Shareholders wishing to communicate with the Board, or with a specific director, may do so by writing to the Board, or to the particular director, and delivering the communication in person or mailing it to: Board of Directors, c/o Corporate Secretary, PNM Resources, Inc., Alvarado Square, MS-0806, Albuquerque, New Mexico 87158. All shareholder communications will be relayed to the Board of Directors or an appropriate committee of the Board.  If the shareholder desires to communicate a concern directly with the Board without initial review by the Corporate Secretary, the concern should be submitted in writing, in a sealed envelope addressed to the Board, in care of the Corporate Secretary, with a notation indicating that it is to be opened only by the Board.  The Corporate Secretary shall promptly forward the unopened envelope to the Board.  From time to time, the Board may change the process for shareholder communications with the Board or its members. Please refer to the Company’s website www.pnmresources.com/ge/cg for any changes in this process.

Shareholders and other interested parties wishing to communicate directly with the presiding director or with the non-management directors as a group may do so by writing to Presiding Director, c/o Corporate Secretary, PNM Resources, Inc., Alvarado Square, MS-0806, Albuquerque, New Mexico 87158.

DIRECTORS’ SERVICE POLICY

On February 19, 2002, the Board adopted a revised Directors’ Service Policy addressing various aspects of board service, retirement practices, terms of office and inside directors.  The current Directors’ Service Policy can be found on page A-7 of the Corporate Governance Principles, (Appendix A) and on the Company’s website at www.pnmresources.com/ge/cg.  As previously noted, prior to his election in 2003, and in accordance with the Directors’ Service Policy, Mr. Price submitted a written resignation to the Board for acceptance at such time as the Board, in its discretion, deems advisable.  There is no current expectation that the resignation would be accepted by the Board within the one-year term.

BOARD COMMITTEES AND THEIR FUNCTIONS

The Board has four standing committees: the Audit and Ethics Committee, the Finance Committee, the Governance and Public Policy Committee, and the Human Resources and Compensation Committee.    A summary of the committee responsibilities is included below.

Audit and Ethics Committee (“Audit Committee”)

Members:	Five independent, non-employee directors: Julie A. Dobson (Chair)*, Adelmo E. Archuleta, Robert G. Armstrong, Woody L. Hunt, and Charles E. McMahen

Number of Meetings held in 2005:	Eight

Functions:

•     Oversees the integrity of the Company’s financial statements, system of disclosure and internal controls regarding finance, accounting, legal, compliance and ethics that management and the Board have established.

•     Ensures compliance with legal and regulatory requirements by the Company.

•     Assesses and ensures the independent accountant’s qualifications and independence.

•     Reviews and approves the performance of the Company’s internal audit function and independent accountants.

•     Approves independent accountant services and fees for audit and non-audit services.

Charter:

A copy of the Audit Committee Charter may be found in Appendix B to this proxy statement and can also be found at www.pnmresources.com/ge/cg. The Audit Committee Charter prohibits any committee member from serving on the audit committees of more than two other publicly traded companies.

Evaluation:	The Audit Committee conducted an evaluation of its performance in 2005.

Financial Experts:

The Board has unanimously determined that all Audit Committee members are financially literate under current NYSE listing standards, and in addition, Ms. Julie A. Dobson, Mr. Woody L. Hunt and Mr. Charles E. McMahen qualify as “audit committee financial experts” within the meaning of SEC regulations.

Mr. Robert G. Armstrong served on the Audit Committee throughout 2005 and is retiring from the Board and all Board committees on May 16, 2006.

*Ms. Dobson served as Chair of the Audit Committee throughout 2005 and currently serves as a member of the Audit Committee.   Mr. McMahen was elected Chair for 2006.

Finance Committee

Members:	Four independent, non-employee directors: Robert M. Price (Chair)*, Julie A. Dobson, Woody L. Hunt, and Joan B. Woodard

Number of Meetings held in 2005:	Six

Functions:

•                  Reviews financial policies and performance objectives, including dividend policy.

•                  Reviews and recommends to the Board the Company’s capital structure, including debt issuances.

•                  Oversees the Company’s pension fund governance, performance, and funding level.

Charter:	A copy of the Finance Committee Charter, as amended on February 14, 2006, may be found in Appendix C to this proxy statement and can also be found at www.pnmresources.com/ge/cg.

Evaluation:	The Finance Committee conducted an evaluation of its performance in 2005.

*Mr. Price served as Chair of the Finance Committee throughout 2005 and currently serves as a member of the Finance Committee.   Ms. Dobson was elected Chair for 2006.

Governance and Public Policy Committee (“GPPC”)

Members:	Five independent, non-employee directors: Manuel T. Pacheco (Chair), Robert G. Armstrong, Robert M. Price Bonnie S. Reitz, and Joan B. Woodard

Number of Meetings held in 2005:	Seven

Functions:

•                  Recommends candidates for election to the Board.

•                  Develops policy on composition, size of the Board as well as tenure and retirement of directors.

•                  Recommends Board compensation levels and stock ownership guidelines.

•                  Recommends to the Board a set of corporate governance principles applicable to the Company.

•                  Oversees the evaluation of the Board.

•                  Oversees the Company’s public responsibilities and corporate citizenship.

Charter:	A copy of the GPPC Charter, as amended on February 14, 2006, may be found in Appendix D to this proxy statement and can also be found at www.pnmresources.com/ge/cg.

Evaluation:	The GPPC conducted an evaluation of its performance in 2005.

The GPPC will consider director candidates proposed by shareholders. Director candidates recommended by shareholders will be evaluated against the same criteria as nominees submitted by the GPPC. Candidates must be highly qualified and exhibit both willingness and interest in serving on the Board. Candidates should represent the interests of all shareholders and not those of a special interest group. A shareholder wishing to nominate a candidate should forward the candidate’s name and a detailed background of the candidate’s qualifications, appropriate biographical information and signed consent to serve to the Secretary of the Company, taking into consideration the criteria for new directors:

•                  directors should be individuals of the highest character and integrity and have inquiring minds, vision and the ability to work well with others and exercise good judgment;

•                  directors should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•                  directors should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

•                  directors should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;

•                  directors should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency; and

•                  directors should have an equity ownership interest in the Company prior to commencing service on the Board. Each director’s ownership interest should increase over time, consistent with applicable insider trading restrictions, so that an appropriate amount of stock is accumulated.

General Board attributes and director qualifications can also be found on page A-3 of the Corporate Governance Principles (Appendix A).

The GPPC conducted a board search and all candidates were evaluated utilizing the same criteria.  Mr. Charles E. McMahen, a current non-management director, recommended Woody L. Hunt for Board consideration as a director candidate.  The GPPC interviewed Mr. Hunt and subsequently recommended his election to the full Board.  On September 27, 2005, the Board elected Mr. Hunt as a director of PNM Resources.  No third party fees were paid in 2005 for identifying Board candidates.

Mr. Robert G. Armstrong served on the GPPC throughout 2005 and is retiring from the Board and all Board committees on May 16, 2006.

Human Resources and Compensation Committee (“HRCC”)

Members:	Five independent, non-employee directors: Bonnie S. Reitz (Chair), Adelmo E. Archuleta, Manuel T. Pacheco, Charles E. McMahen, and Robert M. Price

Number of Meetings held in 2005:	Six

Functions:

•     Reviews executive compensation policies of the Company.

•     Determines compensation policy for executives.

•     Oversees the performance evaluation process of the CEO.

•     Reviews and approves corporate goals and objectives relevant to CEO compensation.

•     Determines and recommends for approval by the independent directors of the Board the CEO’s compensation level based on this evaluation.

Charter:	A copy of the HRCC Charter, as amended on February 14, 2006, may be found in Appendix E to this proxy statement, and can also be found at www.pnmresources.com/ge/cg.

Evaluation:	The HRCC conducted an evaluation of its performance in 2005.

PNM Resources Common Stock Owned by Executive Officers and Directors

(As of March 14, 2006)

	Amount and Nature of Shares Beneficially Owned(a)
Name	Aggregate No. of Shares Held (b)	Right to Acquire within 60 Days (c)	Percent of Shares Beneficially Owned
Adelmo E. Archuleta	4,346	15,000		*
Robert G. Armstrong	8,340	40,050		*
Alice A. Cobb	18,808	21,892		*
Julie A. Dobson	6,050	18,250		*
Woody L. Hunt	3,000	0		*
Charles E. McMahen	7,050	0		*
Patrick T. Ortiz	36,544	35,667		*
Manuel T. Pacheco	2,743	15,000		*
Robert M. Price	4,050	25,500		*
William J. Real	18,707	17,551		*
Bonnie S. Reitz	3,300	21,000		*
Hugh W. Smith	13,039	3,050		*
Jeffry E. Sterba	99,425	491,646		*
Joan B. Woodard	2,600	15,000		*
Directors and Executive Officers as a Group (18)	247,823	722,906	1.42%

(a)          Beneficial ownership means the sole or shared power to vote, or to direct the voting of a security and/or investment power with respect to a security.

(b)         Shares held in the individual’s name, individually or jointly with others, or in the name of a bank, broker, or nominee for the individual’s account.

(c)          The number of shares directors and executive officers have a right to acquire through stock option exercises within 60 days after March 14, 2006, and number of shares that executive officers have a right to acquire through the Executive Savings Plan and the Executive Savings Plan II upon the participant’s death or termination of employment.  As of March 14, 2006, the Executive Savings Plan share rights consist of 6,069 and the Executive Savings Plan II share rights consist of the 4,679 of the 491,646 shares reported for Jeffry E. Sterba, and an additional 9,861 shares of the 722,906 shares reported for directors and executive officers as a group.

*Less than 1% of PNM Resources outstanding shares of common stock.

Ownership of More than Five Percent of PNM Resources’ Common Stock

	Voting Authority		Dispositive Authority		Total	Percent of
Name and Address	Sole	Shared	Sole	Shared	Amount	Class
Cascade Investment, L.L.C. (1) 2365 Carillon Point Kirkland, WA 98033	6,519,550	0	6,519,550	0	6,519,550	9.5%

EARNEST Partners, LLC (2) 75 Fourteenth St. Suite 2300 Atlanta, GA 30309	1,900,620	1,998,865	6,167,285	0	6,167,285	9.0%

(1)          As reported on Schedule 13G dated February 14, 2006, filed with the SEC by Cascade Investment, L.L.C. (“Cascade”).  The filing reported that all shares held by Cascade may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade.  As explained more clearly below under “Transaction with Cascade”, on October 7, 2005, PNM Resources issued 4,000,000 equity-linked units to Cascade.  Pursuant to the transaction, Cascade has the right to purchase shares of common stock from the Company, the exact number of shares depending on the average closing price per share of PNM Resources common stock over a 20-day trading period ending on the third trading day immediately preceding the purchase contract settlement date, subject to anti-dilution adjustments. Under the terms of the equity-linked units, Cascade can purchase a minimum of 3,981,600 shares and a maximum of 4,778,000 shares upon settlement of the purchase contracts.  The number of shares in the table does not reflect any shares that Cascade would be entitled to purchase and does not take into account any anti-dilution adjustments.  Certain regulatory approvals must be obtained prior to settling the purchase contracts with common stock if such settlement would result in Cascade owning 10% or more of the outstanding common stock of PNM Resources.

(2)          As reported on Schedule 13G dated February 10, 2006, filed with the SEC by EARNEST Partners, LLC.

Except for the information related to the number of shares that Cascade may have the right to acquire in footnote (1) above, the information provided above is based on reports filed with the SEC.  PNM Resources makes no representation as to the accuracy or completeness of the information.  These are the only persons known to PNM Resources to be the beneficial owners of more than five percent of PNM Resources’ common stock, as of March 27, 2006.

Transaction with Cascade

On August 16, 2004, we announced that Cascade had agreed to invest $100 million in equity-linked units to be issued by PNM Resources.  Cascade is the largest holder of our common stock.  This investment and securities issuance was a key element in the financing that we assembled to fund the purchase of TNP Enterprises, Inc. and its subsidiaries, including TNMP and First Choice Power that was completed in June 2005.  In October 2005, we completed the private offering to Cascade of 4,000,000 equity-linked units at 6.625%.  PNM Resources received $100 million in proceeds from this transaction and used the proceeds to repay short-term borrowings, which included borrowings for the acquisition of TNP Enterprises, Inc.

Each equity-linked unit consists of a purchase contract and a 2.5% undivided beneficial ownership interest in one of PNM Resources’ senior notes. The ownership interest in the senior notes has been initially pledged to secure Cascade’s obligation to purchase PNM Resources common stock or preferred stock (at Cascade’s option) under the related purchase contract. Each purchase contract obligates Cascade to purchase, and PNM Resources to sell, at a purchase price of $25.00 in cash, a number of shares of PNM Resources common stock or preferred stock on or before November 16, 2008 (the purchase contract settlement date).  Pursuant to the transaction, Cascade has the right to settle the purchase contract early and purchase shares of common stock from the Company, the exact number of shares depending on the average closing price per share of PNM Resources common stock over a 20-day trading period ending on the third trading day immediately preceding the purchase contract settlement date, subject to anti-dilution adjustments.  Subject to certain contractual and legal requirements being satisfied, Cascade has the option to settle its obligations under the purchase contracts and purchase the shares of common stock at any time prior to the fifth business day immediately preceding the purchase contract settlement date.

DIRECTOR COMPENSATION

Of PNM Resources’ current directors, only Mr. Sterba is a salaried employee and receives no compensation for serving on the Board.  Non-employee directors receive their annual retainer in the form of cash and stock-based compensation as determined by the Board.  The following is the current director compensation:

Annual Retainer:	$35,000, paid in quarterly installments 1,050 stock options*, awarded annually 1,050 restricted stock rights*, awarded annually

Annual Committee Chair Fee:	$ 4,000, paid in quarterly installments (in addition to meeting attendance fees)

Attendance Fees:	$ 0 per Board meeting $ 1,250 per Board committee meeting

*The options and restricted stock rights granted under the PNM Resources Omnibus Performance Equity Plan will vest in three equal annual installments beginning on the first anniversary of the grant.  The exercise price of the stock option is equal to the fair market value of the common stock on the date of grant.  Fair market value is determined by the closing price of the NYSE on the date of the grant.

As discussed below, directors will hold seventy-five percent of the annual restricted stock award until the required multiple of annual cash retainer is achieved.  This amount of restricted stock is held until six months after termination of board service.

Directors are also reimbursed for any board-related expenses, such as travel expenses incurred to attend Board and Committee meetings and director education programs sponsored by educational and other institutions.

The following table details the 2005 compensation for non-employee directors.

2005 Non-Employee Director Compensation

	TOTAL ($)	Annual Retainer Chair and Meeting Fees ($)	Stock Options (Grant Date Present Value) ($)(a)	Restricted Stock Rights ($)(b)	Non-Stock Incentive Plan Compensation ($)	All Other Compensation ($)
A. E. Archuleta	87,962	53,700	5,366	28,896	-0-	-0-
R. G. Armstrong	85,462	51,200	5,366	28,896	-0-	-0-
J. A. Dobson	92,012	57,750	5,366	28,896	-0-	-0-
W. L. Hunt	46,762	12,500	5,366	28,896	-0-	-0-
C. E. McMahen	71,762	37,500	5,366	28,896	-0-	-0-
M. T. Pacheco	89,512	55,250	5,366	28,896	-0-	-0-
R. M. Price	88,262	54,000	5,366	28,896	-0-	-0-
B. S. Reitz	89,512	55,250	5,366	28,896	-0-	-0-
J. B. Woodard	85,512	51,250	5,366	28,896	-0-	-0-

(a)          The grant date valuation was calculated using the Black-Scholes option pricing model assuming stock price volatility of 24.29%, a risk-free rate of return of 3.79% and an annual dividend yield of 2.55%.

(b)         Based on the NYSE closing market price of PNM stock on the grant date of issuance, May 17, 2005.

STOCK OWNERSHIP GUIDELINES

The GPPC is responsible for recommending Board compensation levels and stock ownership guidelines.  The Stock Ownership Guidelines were adopted in December 2005 and amended in February 2006.

The Board believes that directors should be shareholders and have a financial stake in the Company. The Board requires that newly elected directors, before commencing board service, become shareholders in the Company.

The GPPC establishes and recommends to the full Board minimum stock ownership guidelines for directors.  According to the guidelines, within three years, directors should hold stock equal to two times the annual retainer.  Within five years, the amount of ownership should be five times the annual retainer.  Directors will hold seventy-five percent of the annual restricted stock award until the required multiple of annual cash retainer is achieved.  This amount of restricted stock is held until six months after termination of board service.

The Stock Ownership Guidelines will be reviewed periodically for any appropriate changes.  The Guidelines can be found on page A-7 of the Corporate Governance Principles document, attached as Appendix A, and can also be found on PNM Resources’ website at www.pnmresources.com/ge/cg.

PERFORMANCE GRAPH

The following graph assumes that $100 was invested on December 31, 2000, in PNM* Common Stock, the S&P 500 Stock Index and the S&P Midcap 400 Utilities Index, and that all dividends were reinvested.  Historical performance does not necessarily predict future results.  PNM Resources’ common stock is traded on the NYSE.  On May 18, 2004, the Company’s Board approved a 3-for-2 stock split that took place on June 11, 2004 for shareholders of record on June 1, 2004.

Comparison of 5 Year Cumulative Total Return

Among PNM Resources, Inc.*, the S&P 500 Index

and the S&P Midcap 400 Utilities Index

Fiscal Year Ended December 31,	2000	2001	2002	2003	2004	2005
PNM Resources*	100	107	95	116	161	161
S & P 500 Index	100	88	69	88	98	103
S & P Midcap 400 Utilities Index	100	91	80	101	121	133

(Data Source:   Bloomberg)

*$100 invested on December 31, 2000 in stock or index – including reinvestment of dividends; fiscal year ending December 31.  The graph and table track the performance of PNM common stock through 2001, and following the mandatory share exchange on December 31, 2001, whereby PNM Resources became the publicly traded parent of PNM, thereafter reflect the performance of PNM Resources common stock.

The S&P Midcap 400 Utilities Index include the following companies: AGL Resources, Alliant Energy Corporation, Aqua America, Inc., Aquila Inc., Black Hills Corporation, DPL, Inc., Duquesne Light Holdings, Inc., Energy East Corporation, Equitable Resources Inc., Great Plains Energy, Inc., Hawaiian Electric Industries, Idacorp, Inc., MDU Resources Group Inc., National Fuel Gas Company, Northeast Utilities, Nstar.com Inc., OGE Energy Corporation, Oneok Inc., Pepco Holdings, Inc., PNM Resources, Inc., Puget Energy Inc., Questar Corporation, Scana Corporation, Sierra Pacific Resources Inc., Vectren, Westar Energy Inc., WGL Holdings Inc., Wisconsin Energy Corporation, and WPS Resources Corporation.

AUDIT AND ETHICS COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Committee.  The Audit and Ethics Committee (the “Audit Committee”) of the Board of Directors consists of five non-employee directors: Adelmo E. Archuleta, Robert G. Armstrong, Julie A. Dobson, Woody L. Hunt and Charles E. McMahen.  Ms. Dobson chaired the Audit Committee through 2005. Each member of the Audit Committee is an independent director as defined by the current NYSE listing standards and the Company’s independence guidelines.  In addition, the Board has unanimously determined that all Audit Committee members are financially literate under current NYSE listing standards and that Ms. Dobson, Mr. Hunt and Mr. McMahen of the Audit Committee, qualify as “audit committee financial experts” within the meaning of the SEC regulations. The Audit Committee’s responsibilities are specifically noted below in the Audit Committee Charter section.  No members of the Audit Committee received any compensation from the Company during the last fiscal year other than directors’ fees.

Audit Committee Charter.   The Audit Committee Charter, revised December 2003, in Appendix B to this proxy statement, sets forth the Audit Committee’s principal accountabilities, including monitoring:

•                  The integrity of the Company’s financial statements, system of disclosure and internal controls regarding finance, accounting, legal, compliance and ethics that management and the Board have established;

•                  Compliance with legal and regulatory requirements by the Company;

•                  The independent accountant’s qualifications and independence;

•                  The performance of the Company’s internal audit function and independent accountants;

•                  Approval of independent accountant services and fees for audit and non-audit services to be provided.

The Charter also may be found on the Company’s website located at www.pnmresources.com/ge/cg.

Audit Committee Report.  The Audit Committee Report is included in this proxy statement to comply with Item 306 of SEC Regulation S-K governing disclosures related to Audit Committee members and auditor services. The Audit Committee has prepared the following report for inclusion in this proxy statement.  The Audit Committee met eight times during 2005.  The Audit Committee schedules its meetings to ensure appropriate time is provided to complete the required tasks.  The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accountants (independent accountant) and with the Company’s internal auditors, in each case without the presence of the Company’s management.

The Audit Committee reviews and discusses with both management and the Company’s independent accountant all consolidated annual and quarterly financial statements prior to their issuance. During 2005, management represented to the Audit Committee that all PNM Resources’ consolidated financial statements presented to the Audit Committee were prepared in accordance with generally accepted accounting principles and fairly represent the Company’s financial position.  Management reviewed significant accounting and disclosure issues with the Audit Committee.  The Audit Committee discussed with the independent accountants, matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Audit Committee also discussed with the independent accountants the firm’s independence, including a review of audit and non-audit fees.

Management is responsible for PNM Resources’ internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of PNM Resources’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee continues to monitor the performance of the Company’s internal auditing function, reviewing staffing levels and steps taken to implement recommended improvements in internal controls and procedures.

The Board, upon recommendation of the Audit Committee, engaged Deloitte & Touche to serve as independent accountants for fiscal year 2005, subject to shareholder approval.  No relationship exists between PNM Resources and Deloitte & Touche, other than the usual relationship between independent accountant and client.

In 1992, the Board adopted an Independent Accountant Evaluation and Selection Policy (“Policy”). The Policy was adopted because the Board considers it desirable to periodically change independent accountants in a manner that maintains the appearance and reality of independence and to obtain new perspectives, but not so frequently as to be disruptive or hinder the development of company and operational in-depth knowledge. According to that Policy, each year the Audit Committee evaluates the quality and cost of services provided by the independent accountants. A major review is conducted every five years that includes a request for proposal unless extraordinary circumstances exist. After fifteen years of continued service, PNM Resources will consider changing independent accountants.

The Audit Committee adopted a policy governing audit, audit-related and non-audit fees and services in compliance with the Sarbanes-Oxley Act.  This policy requires pre-approval by the Audit Committee of all audit and non-audit services to be provided by the independent accountants and allows use of a budget pre-approved by the Audit Committee for identified services.  This policy delegates to the Audit Committee chair authority to pre-approve services not covered by the budget between Audit Committee meetings with reports to be made at the following Audit Committee meeting.  This policy identifies services that the independent accountants are prohibited from performing, consistent with legal requirements.  A copy of this policy is available at www.pnmresources.com/ge/cg. The types of services approved by the Committee are for non-audit fees as follows:  employee benefit plans; consultations related to adoption of new accounting or auditing procurements, disclosure requirements, or other regulations; and SEC and regulatory compliance.

The Audit Committee has adopted a process to handle complaints in compliance with the Sarbanes-Oxley Act.  This process includes procedures for the submission of complaints or concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters and other matters involving violations of law.  A copy of these procedures is available at www.pnmresources.com/ge/cg.

Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in PNM Resources’ Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC.  Subsequent to year-end 2005, the 2005 report was approved at the Committee’s meeting on February 13, 2006.

Respectfully Submitted,

Audit and Ethics Committee

Julie A. Dobson, Chair
Adelmo E. Archuleta
Robert G. Armstrong
Woody L. Hunt
Charles E. McMahen

INDEPENDENT AUDITOR FEES

Audit Fees for 2005 and 2004

The following table represents aggregate fees billed to the Company for fiscal year ended December 31, 2005 and 2004 by Deloitte & Touche, the Company’s principal accounting firm.

	Fiscal Year Ended
	(in thousands)
	2005	2004
Audit Fees (a)	$2,690	$1,554
Audit-related Fees (b)	$323	$181
Tax Fees (c)	$132	$2,006
All Other Fees	—	—
Total Fees (d)	$3,145	$3,741

(a)          Audit fees in 2005 include additional fees incurred due to the acquisition of TNP Enterprises, Inc. (“TNP”) on June 6, 2005.

(b)         Primarily financial accounting and reporting consultations.  Audit-related fees in 2005 include fees for activities associated with the TNP acquisition.

(c)          Tax fees in 2004 represent a settlement of the 2000 engagement, a contingent fee arrangement related to tax planning opportunities and compliance issues, tax planning related to 2004 property tax issues and assistance in setting up procedures to comply with new reportable transactions regulations.

(d)         All fees have been approved by the Audit Committee.

The Audit and Ethics Committee reviewed and approved, in advance, all audit-related and tax services and concluded that the provision of these services by Deloitte & Touche was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.  The Audit Committee preapproves all auditing services and all permitted non-audit services.  The Audit Committee also determined that, beginning March 31, 2002, the auditor of PNM Resources’ books and records would not be eligible to provide consulting services for PNM Resources without prior approval of the Audit Committee, and certain services prohibited by law.

PROPOSAL 2:  APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS (PROPOSAL 2 ON YOUR PROXY CARD)

The Board is recommending that the shareholders approve the selection of Deloitte & Touche as independent public accountants for 2006.

The Audit Committee has performed its annual evaluation of the quality and cost of services provided by Deloitte & Touche and an assessment of auditor independence.  The Audit Committee reported to the Board complete satisfaction with the services provided by Deloitte & Touche and recommended that Deloitte & Touche be selected as independent public accountants for 2006.  The Board agrees with the Audit Committee’s recommendations, as described in the Audit Committee report contained in this proxy statement.

A representative of Deloitte & Touche will be available at the Annual Meeting to respond to questions and to make any statement the representative may desire.

The Board of Directors unanimously recommends a vote FOR the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2006.

PROPOSAL 3:  APPROVAL OF THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF PNM RESOURCES, INC. ELIMINATING THE CLASSIFICATION OF THE BOARD OF DIRECTORS  (PROPOSAL 3 ON YOUR PROXY CARD)

The Company’s Restated Articles of Incorporation (“Articles”) currently permit the directors to create classes of directors in accordance with the bylaws.    Previously, the bylaws provided for 3 classes of directors so that approximately one-third (1/3) of the directors were elected at each annual meeting to serve a 3-year term.  In February 2006, the Board amended the bylaws to declassify the Board and provide for the annual election of all directors.

The Board also adopted, subject to shareholder approval, amendments to revise Article VI of the Restated Articles of Incorporation to eliminate the authority of the Board to classify itself by amending the bylaws.  The Board has set the current number of directors at 9.  The proposal would not change the present number of directors and the Board would retain the authority to change that number and to fill any vacancies or newly created directorships.

If the proposal is adopted, then if circumstances arise in the future where the Board believed that a classified board was in the best interests of the Company and its shareholders, the Board would require shareholder approval to amend the Articles to give the Board authority to do so.

Supporters of classified boards believe that they promote continuity and stability and assist a company in long-term strategic planning. Supporters also believe that classified boards enhance shareholder value and allow a company to respond to a takeover attempt in a reasoned manner. However, some investors view classified boards as reducing directors’ accountability to shareholders. Critics also believe that classified boards discourage takeovers and thus detract from shareholder value.

The Board is committed to principles of corporate democracy and is mindful that many shareholder groups favor unclassified boards.  After a review of the arguments for and against classified boards, the Board decided in February 2006 that it was an appropriate time to declassify the Board by amending the bylaws.

The Board believes that the proposal to amend the Articles so that the Board could not reclassify itself without shareholder approval is consistent with its goal of implementing corporate governance policies that are designed to maximize management accountability to shareholders.  If adopted, the proposal would ensure that shareholders retain the opportunity each year to register their views on the performance of the entire Board.  Accordingly, the Board has determined that eliminating the Board’s authority to classify itself is in the best interests of the Company and its shareholders.  Therefore, the Board unanimously recommends that the shareholders approve amending Article VI of the Articles by deleting the last sentence thereof as shown below:

ARTICLE VI

Directors

The number of directors of the Corporation shall be as specified in the Bylaws but shall be no less than five (5) and no more than twelve (12).  The number of directors may be increased or decreased from time to time as provided in the Bylaws so long as no decrease shall have the effect of shortening the term of any incumbent director.

A quorum and the affirmative vote of the holders of a majority of the shares of PNM Resources common stock entitled to vote at the Annual Meeting are required to amend the Restated Articles of Incorporation of PNM Resources.   Abstentions and broker non-votes will have the effect of a vote against this matter.

The Board of Directors unanimously recommends a vote FOR Approval of the Amendment to the Restated Articles of Incorporation of PNM Resources, Inc.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The following Human Resources and Compensation Committee Report and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PNM Resources filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent PNM Resources specifically incorporates this report or the performance graph by reference therein.

Overview

The Human Resources and Compensation Committee (the “Committee”) of PNM Resources (“PNMR” or the “Company”) defines, oversees and administers the company’s compensation program for all officers (executive and non-executive officers) and also establishes guidelines for employee compensation programs.  PNMR’s Executive Officers are those individuals holding positions above the level of Vice President in the Company, including Chief Executive Officer, with broad job responsibilities and policy-making authority. Currently, Company officers include eight (8) officers designated as executive officers and sixteen (16) officers designated as non-executive officers.  Non-Executive Officers are those individuals in the position of Vice President. The Committee’s role is to oversee PNMR’s compensation plans and policies; annually review, determine and approve all current as well as post-employment components of officer compensation, and administer PNMR’s equity incentive plans (including reviewing and approving equity grants to the Company’s officers).  These responsibilities are reflected in the Committee’s current charter, and the Committee and the Board review and revise the charter annually.

The Board determines the Committee’s membership, which is currently composed of five (5) non-employee directors. Each member of the Committee is an independent director as defined by the current NYSE listing standards and the Company’s independence guidelines.  The Committee meets at scheduled times during the year, and met six times during 2005.  The Committee Chairman reports on Committee actions and recommendations at all regularly scheduled Board meetings. PNMR’s Compensation and Benefits Department and the Company’s Corporate Secretary support the Committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering PNMR’s compensation programs. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee and to provide periodic reviews of the effectiveness and competitiveness of PNMR’s executive compensation structure. All consultants providing information or advice to the Committee must adhere to the Executive Compensation Consultants Policy, which was adopted by the Committee in December 2005 to ensure independence of the consultant.  During 2005, the Committee utilized the services of two outside compensation consulting firms, Kennedy & Rand Consulting and Aon Consulting, Inc., to assist the Committee in its review of the compensation structure for all officers.

General Compensation Philosophy and Objectives

PNMR’s compensation philosophy is that total direct compensation will vary with performance in achieving Company financial and non-financial objectives, and that any long-term incentive compensation will be closely aligned with the shareholders’ interests. This philosophy applies to all PNMR employees, with a more significant level of variability and compensation at risk as an employee’s level of responsibility increases.

The Committee establishes compensation guidelines and compensation targets for PNMR’s Chief Executive Officer (“CEO”) and other executive and non-executive officers consistent with PNMR’s compensation philosophy and business objectives with actual amounts based upon the performance of PNMR, its subsidiaries and business units, and the individual performance of such executive and non-executive officers.  The Committee’s overall goal is to establish a compensation program that:

•                  links the interests of management and shareholders;

•                  aligns executive compensation with long-term PNM Resources performance; and

•                  attracts and retains executives of high caliber and ability.

In 2005, the Committee also reaffirmed PNMR’s compensation philosophy design priorities with respect to pay-for-performance, retention of key employees, cost management, alignment with shareholders’ interests and continued focus on corporate governance.

The Company seeks to attract, motivate and retain highly qualified executives responsible for achieving the Company’s financial and non-financial objectives and creating shareholder value.  In 2005, the Committee reviewed its executive compensation plans and objectives and reaffirmed the following compensation design principles:

•                  Compensation will be related to performance.  The proportion of an individual’s total compensation that varies with individual and company objectives will increase as the individual’s business responsibilities increase.  Thus, a significant portion of executive compensation should be directly linked to achieving specific financial and non-financial objectives.

•                  Compensation will be competitive and cost effective.  PNMR desires to motivate and retain key employees.  Total cash compensation (base salaries plus performance-based cash incentives) will approximate the average of the company’s peer group, with the potential for higher than average total compensation when the company performs better than average.  However, the Committee will look at all components of compensation (e.g. salary, cash and equity performance incentives, equity awards, retirement benefits) in making adjustments to any compensation component.  The compensation paid for each position will also be of fair value relative to other positions in the Company.

•                  Compensation will align executives’ interests with investors’ interests.  A portion of executive compensation will be equity based (stock options and restricted stock vesting over a 3-year period) and based on the actual financial performance of the Company over a 3-year period (performance shares and performance cash) to align executives’ interests with those of the Company’s stockholders.   This is reinforced by stock ownership guidelines for executives established in 2006 and which are discussed later in this report.

•                  Compensation will be subject to independent review and evaluation.  As discussed above, an independent committee of the Board, with the assistance of independent compensation consultants will be, and is, responsible for reviewing and establishing compensation for all executive and non-executive officers.

The Committee’s review of PNMR’s executive compensation programs and practices includes an analysis, for each executive or officer, of all elements of compensation, consisting of base salaries; short-term cash incentives; long-term cash and non-cash incentives; retirement programs and other potential post-employment benefits; and health and welfare benefits. The Committee compared these compensation components separately and in the aggregate to competitive market data for compensation programs of utility and energy companies generally considered to be comparable to PNMR.  In particular, the Committee uses both relevant, published, median compensation survey data for companies it considers competitors for executive talent, mainly in the utility industry, and other companies, where appropriate, as well as actual compensation data from a peer group of similarly situated energy companies in terms of size, complexity, location and mission.  The published compensation data includes the Towers Perrin Compensation Data Bank Executive Compensation Database for the Energy Services Industry as well as Watson Wyatt’s Executive Compensation Service Top Management Report with appropriate samples drawn from utility industry by unit size.  This compensation review confirmed that, in the Committee’s view, PNMR’s executive compensation program elements individually and in the aggregate strongly support and reflect the compensation philosophy, as follows:

•                  PNMR’s base salaries approximate the 50th percentile targets for companies of similar size and revenue base.

•                  PNMR’s performance-based cash incentives target payouts are at the average for its industry.

•                  PNMR’s total cash compensation (base salaries plus performance-based cash incentives) approximates the average of its peer group, with the potential for higher than average total cash compensation when PNMR’s performance is higher than average, and lower than average total cash compensation when PNMR’s performance is lower than average.

•                  As an incentive for future performance, the Committee utilizes annual stock option grants to provide the appropriate performance-based focus on creation of long-term shareholder value, with vesting in one-third increments beginning the year after the grant date.

•                  The Committee also grants restricted stock rights, with vesting in one-third increments beginning the year after the grant date, to ensure an appropriate degree of equity ownership with a focus on retention for key officers.

•                  The Committee also awards additional long-term incentives in the form of performance shares and performance cash to focus executive attention on other important long-term Company financial goals.  Award amounts are based on the performance of PNMR compared to its peer group over a three-year period (as measured by total shareholder returns).  Performance shares have been eliminated as a program component and the final trailing award will be in 2007.

Total compensation for the majority of PNMR employees, including executive and non-executive officers, consists of the following components:

•                  Annual cash compensation consists of base salary, a broad-based annual pay-for-performance cash incentive dependent on achievement of performance goals and PNMR’s earnings per share (“EPS”) for the performance period, covering most employees of PNMR.  PNMR also provides incentives through specific business unit incentive plans (in our competitive wholesale and retail marketing and trading businesses), designed to achieve performance and financial targets specific to the business unit.  Short-term annual cash awards are made to officers through the Officer Incentive Plan to reward achievement of specific EPS target levels and financial and non-financial objectives developed for each officer.

•                  Key PNMR employees realize long-term incentive compensation through the granting of market value, time-vesting stock options. PNMR’s employees at the management level, including executive and non-executive officers, are eligible to receive stock options. Stock options require PNMR’s stock price to appreciate in order for its employees to realize any benefit, thus directly aligning the interests of employees and shareholders.  Officers also realize long-term incentive potential through restricted stock awards and performance cash awards.

•                  PNMR employees can also acquire PNMR stock through a tax-qualified employee stock purchase plan (“ESPP”), which is generally available to all employees. This plan allows participants to buy PNMR stock at a discount to the market price with up to 10% of their base salary (subject to IRS limits), with the objective of allowing employees to profit when the value of PNMR stock increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value of PNMR stock in any calendar year (based on the market value of PNMR stock on the last trading day prior to the beginning of the enrollment period for each subscription period).

•                  PNMR offers retirement benefits to its employees through tax-qualified plans, including a 401(k) Retirement Savings Plan, company-funded frozen Pension Plans, and through a non-qualified supplemental deferred compensation plan for executive and non-executive officers.

•                  PNMR provides health and welfare benefits for substantially all of its employees, and shares the cost of health and welfare benefits with its employees.  The cost of these benefits is dependent on the level of benefits coverage an employee elects. PNMR’s executive and non-executive officers participate in the same health and welfare plans as provided for the employees.

Review of Components of Executive Compensation

In addition to the review of each separate component of executive compensation, as described above, the Committee has also reviewed these components in the aggregate for the Company’s CEO and four other most highly compensated Executive Officers.  A tally sheet setting forth all the above components was prepared and reviewed by the Committee affixing dollar amounts under various payout scenarios for:  salary, cash bonus, equity and long-term incentive compensation, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation program, the actual projected payout obligations under the Company’s supplemental deferred compensation plan and under several potential severance and change-in-control scenarios.

Based on this review, the Committee determined that the Company’s CEO and four other most highly compensated Executive Officers’ total compensation in 2005 (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate were reasonable and not excessive. Furthermore, as disclosed above, the Committee also relied upon determinations by Kennedy & Rand Consulting and Aon Consulting, Inc., based on their marketplace executive compensation analyses. Thus, the Committee considers both the individual components of total compensation for the Company’s CEO and four other most highly compensated Executive Officers, as well as the components in the aggregate as to their individual and overall amounts and their relative mix within the total compensation program for each officer to make its determinations.

The Committee determines on an annual basis, the compensation for PNMR’s executive and non-executive officers, including the CEO.  Each year, the Committee determines the annual base salary and an individual pay-for-performance incentive award amount for each of PNMR’s officers. In determining these amounts, the Committee reviews competitive market data and peer group executive compensation information that is derived from compensation surveys.

Committee Determinations by Compensation Element for 2005

The Committee most recently determined executive and non-executive officer compensation in February 2006, when it determined incentive payments for 2005 and set base salary amounts for 2006. In determining 2006 compensation, the Committee reviewed the total cash compensation (base salary plus incentive) from continuing employment, the future value of stock options, restricted stock rights, performance shares and cash, the value of any deferred compensation and retirement benefits, and the value of health care benefits.

Committee determinations with respect to each element of executive compensation are discussed in detail below.

Base Salaries

Executive and Non-Executive Officers.  Each year, the Committee reviews the base salaries of PNMR’s executive and non-executive officers and determines salary rank within a salary range comprised of the base salaries of officers and executives in comparable positions within the utilities and energy industry.  For 2005, the Committee established the base salaries of PNMR’s officers at a level tied to the median of this competitive range, but also consistent with the individual executive’s performance and Company and business unit performance.   The Committee considers the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices.  In general, officers with the highest level and amount of responsibility have the lowest percentage of their compensation fixed as base salary and the highest percentage dependent on variable performance-based standards.

Short-Term Annual Incentive Compensation

Officer Incentive Plan.  In 2005, executive officers including the CEO, participated in a short-term “at risk” cash compensation plan (with the exception of Vice Presidents of one of the PNMR subsidiary companies, First Choice Power). The purpose of the plan is to motivate and reward executive officers for their contributions to PNMR’s performance by tying a large portion of their cash compensation to PNMR’s annual financial performance.  Under this plan, performance targets were established for three levels of achievement:  Threshold, Stretch and Optimal.  The plan is designed to pay up to twenty percent (20%) of the award opportunity based upon the achievement of performance targets tied to individual performance goals, company-wide customer satisfaction, cost control, and operations efficiency, and to pay up to eighty percent (80%) of the award opportunity based upon the achievement of corporate EPS targets.

After the end of each year, PNMR multiplies the officer’s individual performance goal achievement level by the multiplier tied to the EPS achievement for the year to calculate the actual incentive payout amounts.  The EPS targets for the plan are approved by the Board on an annual basis.  In 2005, the Threshold corporate EPS target of $1.56 was achieved, and awards were paid in March 2006.  The Committee reviews and authorizes each officer’s individual incentive payment.

The key feature of the formula is that the multiplier and the resulting payout are closely linked to PNMR’s financial and operational performance for the year.  Over the past four years, the multiplier approved by the Committee for incentive payout purposes has ranged from 0.00 (for 2002) to 5.00 (for 2004).  For 2005 incentive payments, the multiplier was 1.25.  For purposes of the incentive formula, EPS is PNMR’s net income related to running the (on-going) business divided by the number of shares of PNM Resources, Inc. common stock outstanding.

Significant achievements during 2005 included the following:

•                  total shareholder return ranked in the 76th percentile of the S&P Midcap 400 Utility Index,

•                  earnings growth in 2005 of 9.8%, and an annual compound growth rate since 2002 of 9.1%, and

•                  P/E Ratio average 2.47 points above the median P/E for the S4ELUT Index.

Executive short-term incentive plan target award opportunities vary by responsibility between 25% and 70% of base salary, with actual awards ranging between 0% to a maximum of 150% of target based on performance and subject to plan funding levels achieved.

Long-Term Incentive Compensation

The PNM Resources, Inc. Omnibus Performance Equity Plan (“PEP”) provides the Committee the opportunity to make equity-based compensation awards to employees and executives, at their discretion, including:  incentive stock options, non-qualified stock options, restricted shares rights, performance shares, performance units, and stock appreciation rights.  The PEP was amended in 2005 to permit non-employee Board members to participate, to increase the number of authorized shares available for award, to extend the term of the plan from 2010 to 2015 and to facilitate compliance with Section 409A of the Internal Revenue Code.

Under the PEP, PNMR has considerable flexibility to structure awards in a manner that provides incentives to officers and employees that recognizes and rewards achievement of long-term growth and profits. The Committee believes that stock ownership provides additional incentives for eligible employees to devote their best efforts to PNMR’s financial success as well as to perform in the best interests of shareholders, customers, and employees.  In determining the equity awards to be granted annually to all participants, including Executive Officers, the Committee considers the amount of stock based equity compensation grants already held by participants, dilution, the burn rate commitment to shareholders discussed below, the number of shares of common stock outstanding and the performance of the company during the preceding year.  The Committee established the guidelines for the number of awards available to each participant.

Officer Awards.  In 2005, the Committee continued with a new approach to long-term incentive compensation for PNMR officers that it first implemented in 2004.   Under the new approach, grants made to officers fall under three award components:  stock options, restricted stock rights (each awarded under the PEP), and long-term performance cash (awarded outside of the PEP).  The Committee believes that the new long-term incentive approach delivers competitive levels of incentive compensation, but with less dilutive impact and more retention power than the previous long-term incentive award structure, which included long-term performance shares.  These changes also reflect the Committee’s philosophy that long-term incentive compensation serves three purposes: to align the interests of executives with those of its shareholders (through stock options and restricted stock), promote PNMR’s long-term performance goals (through performance-based share and cash awards), and further executive retention (through time-vested option and restricted stock rights).  Awards of long-term performance shares are no longer made, although there are trailing awards with potential payouts through 2007.

Stock Options.  To reward and retain key employees, PNMR uses stock options as its primary long-term incentive vehicle. Under the PEP, all executive and non-executive officers receive annual grants of non-qualified stock options.  The PEP provides that the Committee, in its sole and absolute discretion, will declare the level of options to be granted.  Options generally vest in one-third increments over a three-year period beginning on the first anniversary of the grant.  All options are granted with the exercise price equal to the fair market value of PNMR stock on the date of the grant, and option re-pricing is expressly prohibited by the terms of the PEP.

Prior to obtaining shareholder approval in 2005 to increase the number of authorized shares under the PEP, PNMR committed to its shareholders that it would not make annual awards for the period of 2005-2007 (the “burn rate commitment”) to exceed an average of 2% of the issued and outstanding shares as of each year-end.  Despite these restrictions, the Committee strongly believes that equity award compensation will align the interests of management employees with shareholders.   Therefore, rather than eliminate or reduce eligibility for management employees who have participated in the plan, the Committee determined to continue its use of stock options and other equity awards for officers and stock options for the management employee population. For years beginning after January 1, 2006, management employees will receive options awards based on individual performance, including the employee’s potential impact on the future financial performance of PNMR.

Annual stock option grants for executive and non-executive officers are a key element of PNMR’s market-competitive total compensation. In 2005, the Committee approved annual stock option grants for PNMR’s executive officers, non-executive officers and management employees. The Committee based grant amounts on factors such as the relative job scope, expected future contributions to the growth and development of the company, and competitiveness of grants relative to PNMR’s peer group.  Equity ownership by officers is further emphasized through share retention and ownership guidelines established by the Committee, which are discussed later in this report.

Restricted Stock Rights.  Under the PEP, all executive officers receive annual grants of restricted stock rights.  The PEP provides that the Committee, in its sole and absolute discretion, will declare the level of restricted stock rights to be granted.  Restricted stock rights generally vest in one-third increments over a three-year period beginning on the first anniversary of the grant.

Long-Term Performance Cash.  The award of long-term performance cash links a portion of each executive officer’s potential total compensation to the Total Shareholder Return of the Company.  During the performance period 2004-2006, these “at risk” awards are tied to company TSR performance relative to the S&P Midcap 400 Utility Index over a three-year performance period.  Officers may receive cash for three-year performance periods (or partial awards in the first two years of the program).   A target is established for each officer, and the officer can realize zero percent to 200 percent of the target depending on the TSR performance.

Although the PEP allows for awards of incentive stock options, performance units and stock appreciation rights, awards of these incentive components are not currently utilized under the compensation structure.

Until February 2005, performance shares were awarded to all executive and non-executive officers through the Long-Term Performance Share Program, which was designed to reward achievement of three-year financial performance goals tied to Company Total Shareholder Return (“TSR”) relative to the Philadelphia Utility Index over a three-year performance period.  If PNMR’s TSR exceeds the Index by 1%-9%, target awards are paid.  If PNMR’s TSR exceeds the Index by 10%-20%, awards are paid at the 150% of target levels.  If PNMR’s TSR exceeds the Index by more than 20%, awards are capped at 200% of target levels.  For the 2003-2005 performance period, PNMR’s TSR underperformed the Philadelphia Utility Index by 1.52 percentage points.  Therefore, the performance threshold was not met and no awards for this performance period were awarded in February 2006.

Stock Ownership Guidelines

Because the Committee believes in linking the interests of management and shareholders, the Committee has set stock ownership guidelines for PNMR’s officers, effective January 1, 2006.  The ownership guidelines specify the value of shares that PNMR officers must accumulate and hold within five years of the later of the effective date of the program or the date of appointment as an officer.  The specific share requirements are based on a multiple of annual base salary, with the higher multiples applicable to officers having the highest levels of responsibility as follows:

Chief Executive Officer (CEO):	5x annual base salary
Executive Vice President (EVP):	4x annual base salary
Senior Vice President (SVP):	3x annual base salary
Vice President (VP):	2x annual base salary

As part of the stock ownership guidelines, each officer will be required to hold 75 percent of each annual Restricted Stock Right grant until such time the officer achieves the multiple of annual base salary. This amount of restricted stock will be held until six (6) months after termination of employment.

The Committee will review annually the share ownership levels of each officer to determine compliance with the stock ownership requirements.  Officers may accumulate and hold shares from any source, including the ESPP, brokerage accounts and the non-qualified deferred compensation plan.  Shares acquired in the tax-qualified Retirement Savings Plan are excluded.  In December 2008, each officer will be required to achieve progress towards the share ownership requirements by holding shares equal or greater than two times his/her annual base salary.

Retirement Benefits

PNMR offers retirement benefits to its employees through tax-qualified plans including an employee and employer funded 401(k) Plan and employer-funded frozen pension plans.  PNMR also has a non-tax-qualified supplemental deferred compensation plan for PNMR officers.

The retirement benefits under the tax-qualified plans for PNMR officers are the same as those available for other eligible employees.  The RSP results in individual participant balances that reflect a combination of: (1) the employee deferring a portion of his or her cash compensation; (2) annual matching contribution amount contributed by the company on behalf of the employee, (3) the age-based contributions made by the company on behalf of the employee in an amount ranging from 3% to 10% of eligible compensation, (4) the annual contributions and/or deferred amounts being invested at the direction of the employee (the same investment choices are available to all participants); and (5), as in (4), the continuing reinvestment of the investment returns until the accounts are paid out. This means that similarly situated employees, including PNMR’s executive officers, may have materially different account balances because of a combination of factors: the number of years that the person has participated in the plan; the amount of money contributed, or compensation deferred, at the election of the participant from year to year; and the investments chosen by the participant with regard to those plans providing for participant investment direction. Except with respect to the frozen pension plans, these plans do not involve any guaranteed minimum returns or above-market returns; the investment returns are dependent upon actual investment results.

The RSP provides a retirement savings vehicle that allows for before-tax contributions by employees, company matching and age-based contributions and tax-deferred earnings. Employees may generally contribute up to 100% of eligible annual pay to the RSP, not to exceed the annual IRS limit ($15,000 for 2006).  Employees at least 50 years of age by the end of the plan year are eligible to make 401(k) catch-up contributions (to a maximum of $5,000 for 2006). Employees direct their own investments in the RSP.

Upon completion of three months of service, the RSP provides a company matching contribution equal to 75 percent of the first 6 percent of eligible compensation the employee defers into the plan.

Additional company contributions are made based on the employee’s age as follows:

Contribution as Percent
AGE	of Eligible Compensation

Up to Age 40	3%
Age 40 – 44	5%
Age 45 – 49	6%
Age 50 – 54	8%
Age 55+	10%

The company age-based contributions are made irrespective of whether or not the employee defers compensation into the plan.  All contributions made under the plan vest immediately.

The frozen pension plans offer retirement income as determined by the pension formula under each plan.  The PNM Resources, Inc. Employees’ Retirement Plan (“ERP”) is a defined benefit pension plan that was frozen as of December 31, 1997.  The ERP provides retirement income based on the highest three-year average pay as of 1997, Social Security covered compensation, and length of service upon separation. The Texas-New Mexico Power Company Pension Plan (“TNMP Pension Plan”) is a cash balance pension plan that was frozen as of December 31, 2005.  The TNMP Pension Plan provides retirement income under a cash balance formula.

In addition, officers can elect to defer eligible compensation into the PNM Resources, Inc. Executive Savings Plan II (“ESP II”), a non-qualified supplemental deferred compensation plan.   The former non-qualified plan, the PNM Resources, Inc. Executive Savings Plan (“ESP”) was frozen as of December 31, 2004.   The ESP II runs concurrent with the qualified deferred compensation plan.  The participant can make before-tax deferrals to the ESP II up to 100% of available, eligible compensation.  PNMR makes a matching contribution equal to 75 percent of the first 6 percent of eligible compensation deferred.  Additionally, when the participant reaches the annual IRS compensation limit in the RSP found in Section 401(a)(17) governing maximum eligible compensation ($220,000 for 2006), the company age-based contribution continues in the ESP II.  Executive Officers also receive a supplemental target contribution in the ESP II in an amount determined by the plan’s actuary (not to exceed $70,000 annually).

Participants direct the investment of their deferrals in ESP and ESP II among the same investment options as are available in the RSP; thus, there is no guaranteed return. Upon enrollment, participants make a one-time irrevocable distribution election, from among several distribution options, to be effective following separation from employment. ESP and ESP II amounts are subject to the same vesting and investment provisions as under the RSP, with the exception of the target supplemental contribution, which has a two-year vesting requirement. All participant balances in ESP and ESP II are unfunded obligations of PNMR; increases and decreases based on “investment” of the balances are also unfunded amounts reflected as hypothetical returns equal to the actual returns of investments designated by a participant or the company.

Company Performance and CEO Compensation

The company’s compensation program is designed to promote the achievement of corporate and business objectives. This pay-for-performance program is most clearly exemplified in the compensation of PNMR’s Chief Executive Officer, Jeffry E. Sterba. The Committee determines Mr. Sterba’s base salary and incentive in the same manner as described for all executive officers. In setting compensation levels for the Chief Executive Officer, the Committee considers comparative market data specific to the utility and energy industry.  In February 2006, the Committee set Mr. Sterba’s base salary at $750,000, which represented an increase of $25,000, or 3.448%, from his 2005 salary of $725,000.  In determining Mr. Sterba’s 2006 base salary, the Committee evaluated his performance in the prior years, and also considered competitive utility industry data from the Towers Perrin Energy Services Industry Executive Compensation Database 2005 Report.  The Committee took into consideration the evaluation of Mr. Sterba’s performance conducted by the entire Board of Directors of the company.  Mr. Sterba’s 2005 individual performance goals included measurements related to long-term growth opportunities, public policy engagement, constituency development, corporate governance and leadership.

Mr. Sterba’s 2006 base salary is 103% of the market average, which aligns with the Committee’s philosophy to target base salary at the 50th percentile.  The Committee did not change his incentive target award of 70%, which is at the market average, with the expectation that actual cash compensation would depend on company performance as reflected in the operation of the incentive plan formula.

Under the Officer Incentive Plan, Mr. Sterba’s actual pay-for-performance incentive for 2005 (paid in 2006) was $248,500. This incentive, like the incentives paid to each of PNMR’s other executive officers under the Officer Incentive Plan, was less than the maximum amount payable under the plan formula.

In February 2006, the Committee awarded Mr. Sterba 67,500 stock options, which become exercisable in 2007 through 2009 in one-third annual increments. These stock options expire 10 years from the grant date.  The Committee also awarded Mr. Sterba 30,000 Restricted Stock Rights, which also vest in one-third increments from 2007 through 2009.  The Committee also awarded a Performance Cash award of $161,996 based on the performance measures described previously.  No award of trailing Performance Shares was made as the Threshold achievement level was not met.

In 2006, PNMR also contributed $22,050.01 to Mr. Sterba’s account under the tax-qualified 401(k) Plan and allocated $258,402.62 to Mr. Sterba’s account under the non-qualified deferred compensation plan. In general, Mr. Sterba’s retirement plan accounts are available to Mr. Sterba only upon retirement or termination from PNMR as an employee, or upon achievement of normal retirement age, disability or death.

The Committee also reviewed perquisites and other compensation paid to Mr. Sterba for fiscal 2005, and found these amounts to be reasonable.

Ongoing Committee Activities

On an ongoing basis, the Committee reviews, monitors and evaluates PNM Resources’ executive compensation programs both in the aggregate and in their component parts to assure that they effectively support Company strategy and achieve the Committee’s goals.

Certain Tax Matters

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), generally prohibits publicly held companies, such as PNM Resources, from deducting, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain key executives, except to the extent compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the shareholders. To the extent possible, the Committee intends to structure the compensation of executive officers in a manner to permit the compensation paid to these individuals to be allowed as a deduction for federal income tax purposes.  The Committee, however, may choose to provide compensation that is not deductible in order to incentivize, retain or to secure the services of key executives when it determines that it is in the best interests of the Company to do so.

The Committee is pleased to submit this report to PNMR’s stockholders and believes that PNMR’s pay-for-performance executive compensation sets the standard for best-in-class executive compensation practices.

Respectfully Submitted,

Human Resources and Compensation Committee

Bonnie S. Reitz, Chair
Adelmo E. Archuleta
Manuel T. Pacheco
Robert M. Price
Charles E. McMahen

EXECUTIVE COMPENSATION AS OF DECEMBER 31, 2005

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation		Restricted Stock Award(s)		Securities Underlying Options/ SARs		LTIP Payouts	All Other Compensation
		($)		($)		($)		($)		(#)		($)	($)
J. E. Sterba	2005	728,173	(a)	248,500	(b)		(c)	781,200	(d)	67,500		306,600	282,453	(e)
Chairman, President & Chief	2004	687,885	(a)	910,000	(b)		(c)	445,849	(d)	42,600	(g)	23,445	210,879	(e)
Executive Officer	2003	596,731	(a)	493,998	(b)		(c)	0		100,000		14,663	53,156	(e)

A. A. Cobb	2005	236,577		43,200	(b)	28,080		130,200	(d)	14,000		91,590	140,008	(e)
Senior Vice President, CAO	2004	209,320		165,002	(b)		(c)	56,268	(d)	9,150	(g)	11,712	134,644	(e)
	2003	200,539		125,402	(b)		(c)	0		19,000		7,323	24,590	(e)

P.T. Ortiz	2005	245,538		30,240	(b)		(c)	130,200	(d)	14,000		91,590	104,136	(e)
Senior Vice President &	2004	236,929		115,502	(b)		(c)	56,268	(d)	9,150	(g)	11,712	102,662	(e)
General Counsel	2003	226,938		87,781	(b)		(c)	0		19,000		7,323	26,570	(e)

W. J. Real	2005	284,000	(a)	40,240	(b)		(c)	130,200	(d)	14,000		94,741	141,403	(e)
Senior Vice President,	2004	280,925	(a)	115,502	(b)		(c)	56,268	(d)	9,150	(g)	11,712	152,873	(e)
Public Policy	2003	280,236	(a)	125,402	(b)		(c)	0		29,000		8,757	29,884	(e)

H. W. Smith	2005	242,645		30,240	(b)		(c)	130,200	(d)	14,000		49,191	39,477	(e)
Senior Vice President,	2004	165,224		165,002	(b)		(c)	52,785	(d)	9,150	(g)	0	100,000	(f)
Energy Resources	2003	—		—		—		—		—		—	—

(a)          Amounts include sale of accrued vacation hours.

(b)         Bonus paid in 2006 for 2005 performance according to the Officer Incentive Plan. Similarly, the bonus for 2004 performance was paid in 2005 and the bonus for 2003 performance was paid in 2004.  The Officer Incentive Plan ties a portion of officer compensation to company-wide earnings per share, business unit performance, and individual performance.

(c)          Amounts are less than the established reporting thresholds.  The 2005 “Other Annual Compensation” amounts are as follows: Sterba $28,181, Smith $17,381, Ortiz $26,928, and Real $22,764.

(d)         Amounts in table above are calculated using the closing price on the date of grant.  Amounts listed below are calculated using the closing price at year-end.  At December 31, 2005, the named executive officers held the following shares of restricted stock, having the values stated below, based upon a $24.49 closing price of the Company’s Common Stock as reported on the New York Stock Exchange on December 30, 2005, the last business day prior to the end of the fiscal year.

Name	# of Shares of Restricted Stock	$ Value

J. E. Sterba	44,251	1,083,707
A.A. Cobb	6,801	166,556
P.T. Ortiz	6,801	166,556
W. J. Real	6,801	166,556
H.W. Smith	6,801	166,556

Restricted stock rights vest as follows:  (i) on the first anniversary of the grant date, 33%; (ii) on the second anniversary of the grant date, 67%; and (iii) on the third anniversary of the grant date, 100%.  In the event of a change in control, the grantee’s nonvested restricted stock rights fully vest.

(e)          Amounts represent the 401(k) Company match and contributions under the Retirement Savings Plan, plus amounts pursuant to the Executive Savings Plan, and the ESP II, plans that provide executives with contribution benefits for earnings more than the IRS limits imposed for qualified plans.  See the description of the amended Executive Savings Plan and the description of the ESP II elsewhere in this proxy statement under “Retirement Plans and Related Matters — 401(k) Plan” and the “— Executive Savings Plans” and “Equity Compensation Plan Information.”

(f)            Relocation expense reimbursement.

(g)         Amounts have been adjusted to reflect the three-for-two stock split on June 11, 2004.

OPTION GRANTS AND EXERCISES IN 2005

Under the PEP, non-qualified stock option grants are awarded to all executive officers, including Mr. Sterba, as well as other key employees.  Grants for 2005 were approved and awarded in May 2005 and are reported in the table below.

Option Grants in Last Fiscal Year (2005)

Individual Grants(a)

Name	Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(b)
J. E. Sterba	67,500	9.8	27.52	05/17/2015	344,925
A.A. Cobb	14,000	2.0	27.52	05/17/2015	71,540
P. T. Ortiz	14,000	2.0	27.52	05/17/2015	71,540
W. J. Real	14,000	2.0	27.52	05/17/2015	71,540
H. W. Smith	14,000	2.0	27.52	05/17/2015	71,540

(a)          The options shown in this table were granted in 2005 under the Omnibus Performance Equity Plan.

(b)         The grant date valuation was calculated using the Black-Scholes option pricing model assuming stock price volatility of 24.29%, a risk-free rate of return of 3.79% and an annual dividend yield of 2.55%.

No options granted under the PEP in 2005 were exercisable in 2005.  The table below reflects (1) unexercised options granted under a previous expired plan, the Performance Stock Plan (“PSP”), as well as options granted under the PEP and (2) exercised options granted.

Aggregated Option Exercises in 2005 and 2005 Year-End Option Values

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the- Money Options at December 31, 2005(a)
Name	on Exercise	Realized(b)	Exercisable	Unexercisable	Exercisable	Unexercisable
	(#)	($)	(#)	(#)	($)	($)
J. E. Sterba	50,000	925,415	416,698	145,902	3,751,858	676,510
A. A. Cobb	24,000	322,813	548	29,602	5,896	131,119
P. T. Ortiz	79,781	1,365,292	22,048	29,602	228,795	131,119
W. J. Real	31,550	461,828	0	34,602	0	188,070
H. W. Smith	3,049	32,106	0	20,101	0	28,858

(a)          Value equals the year-end stock price ($24.49) minus the exercise price, times the number of shares underlying the option.  “In-the-Money” means that the year-end stock price was greater than the exercise price of the option.

(b)         Value of shares exercised is the market value of the shares on the exercise date minus the exercise price.

Long-Term Incentive Plans — Awards in Fiscal Year 2005

	Number of Shares, Units or Other		Performance or other period until maturation or	Estimated future payouts under non-stock price-based plans
Name	Rights	LTIP Cash	payout	Threshold	Target	Maximum
	(#)	($)		($ or %)	($ or %)	($ or %)
J. E. Sterba Chairman, President & Chief Executive Officer	45,005	189,420	3 years	N/A	N/A	N/A
A. A. Cobb Senior Vice President, CAO	2,250	33,000	3 years	N/A	N/A	N/A
P.T. Ortiz Senior Vice President & General Counsel	2,250	33,000	3 years	N/A	N/A	N/A
W. J. Real Senior Vice President, Public Policy	2,371	33,000	3 years	N/A	N/A	N/A
H. W. Smith Senior Vice President, Energy Resources	833	27,500	3 years	N/A	N/A	N/A

The Long-Term Performance Share program links a portion of the participants’ total long-term incentive opportunity to the Company’s Total Shareholder Return (“TSR”).  Participants may earn a minimum of 0% percent to a maximum of 200% of the target award based on the Company’s TSR performance relative to the Philadelphia Utility Index over a three-year period. The dollar value of the 2005 performance share awards is reflected in the “LTIP Payouts” column of the Summary Compensation Table.

RETIREMENT PLANS AND RELATED MATTERS

Employees’ Retirement Plan

PNM Resources sponsors the ERP, a noncontributory defined benefit pension plan.  Effective January 1, 1998, the ERP was closed to new participants.  Prior to January 1, 1998, employees who had at least one year of service and who had attained the age of 21 years were eligible to become participants.

Benefits under the ERP are based on the participant’s service and compensation.  Under the ERP, a participant’s “Credited Service” is used for purposes of determining the amount of the participant’s benefit.  The ERP was amended as of January 1, 1998, to limit a participant’s Credited Service to the Credited Service earned as of December 31, 1997, plus a limited amount of future service.  The amount of Credited Service earned after December 31, 1997, is based on the participant’s age and years of Credited Service as of December 31, 1997.  Participants in the ERP continue to accrue “Total Service,” which is the service measure used for purposes of determining a participant’s vesting and eligibility for early and other retirement benefits.  A participant’s compensation used for ERP benefit calculations was frozen as of December 31, 1997.

No contributions to the plan were made in 2005.  The contribution amount is actuarially determined based upon the number of ERP participants, the participants’ ages, compensation, and service. The amount of any contribution with respect to any one person cannot be determined.

Supplemental Employee Retirement Agreements

Messrs. Ortiz and Sterba have entered into supplemental employee retirement agreements (“SERPs”) with PNM Resources.  In 2006, PNM Resources anticipates that the SERPs may need to be amended to comply with the American Jobs Creation Act.

Agreement with Mr. Sterba

Mr. Sterba’s SERP provides him with a supplemental retirement benefit calculated, generally, using the ERP benefit formula, but disregarding certain limitations imposed by the Tax Code on the amount of compensation that may be considered in calculating an ERP benefit and the maximum benefit that may be provided by the ERP.  The benefit under the SERP is reduced by the benefit actually due under the ERP.  For purposes of determining his benefit under the SERP, the SERP provides Mr. Sterba will be treated as having 30 years of Credited Service since he remained employed until February 28, 2005.  Mr. Sterba’s SERP also provides for payment of enhanced severance benefits in lieu of the severance benefits otherwise payable under the Non-Union Severance Plan.  The Non-Union Severance Pay Plan is discussed on page 35.

Agreement with Mr. Ortiz

Mr. Ortiz’ SERP provides him with a supplemental retirement benefit calculated, generally, using the ERP benefit formula, but disregarding certain limitations imposed by the Tax Code on the amount of compensation that may be considered in calculating an ERP benefit and the maximum benefit that may be provided by the ERP.  The benefit under the SERP is reduced by the benefit actually due under the ERP.  For purposes of determining his benefit under the SERP, the SERP provides that Mr. Ortiz has 10 years of Credited Service as of January 1, 2000 and earns 2 years of Credited Service for each year of continuous employment for the years 2000 through 2009.  Accordingly, if Mr. Ortiz remains employed by the Company through December 31, 2009, he will have 30 years of Credited Service.  If Mr. Ortiz is terminated for cause, he will receive no additional service credit for purposes of the SERP.  However, if Mr. Ortiz is terminated by the Company for any other reason, is constructively terminated or his termination is as a result of a change in control, his SERP provides for payment of an enhanced supplemental retirement benefit in lieu of the supplemental retirement benefit otherwise payable under the Officer Retention Plan.  Mr. Ortiz’ SERP also provides for payment of enhanced severance benefits in lieu of the severance benefits otherwise payable under the Non-Union Severance Plan.  The Non-Union Severance Pay Plan is discussed on page 35 and the Officer Retention Plan is discussed on page 35.

Retirement Tables

The following table shows the annual benefits that would be provided under the ERP and (in the cases of Messrs. Sterba and Ortiz) the SERPs to participants who retire at the indicated compensation and Credited Service levels and who elect to receive benefits, calculated on a straight-life annuity basis (i.e., payable over the participant’s life).  Benefits shown are maximum annual benefits payable at age 65 to participants who retire at age 65.  The amounts shown in the table are not subject to any deduction for Social Security benefits or other offset amounts.

Plan Benefit Table

Average of
Highest
Annual Base
Salary for 3
Consecutive	Years of Credited Service
Years(a)	5(b)	10	15	20	25	30	32 ½(c)
$100,000	$10,000	$20,000	$30,000	$40,000	$50,000	$60,000	$65,000
150,000	15,000	30,000	45,000	60,000	75,000	90,000	97,500
200,000	20,000	40,000	60,000	80,000	100,000	120,000	130,000
250,000	25,000	50,000	75,000	100,000	125,000	150,000	162,500
300,000	30,000	60,000	90,000	120,000	150,000	180,000	195,000
350,000	35,000	70,000	105,000	140,000	175,000	210,000	227,500
400,000	40,000	80,000	120,000	160,000	200,000	240,000	260,000
450,000	45,000	90,000	135,000	180,000	225,000	270,000	292,500
500,000	50,000	100,000	150,000	200,000	250,000	300,000	325,000

(a)          Compensation consists of base salary and includes any amount voluntarily deferred under the Retirement Savings Plan and the Executive Savings Plan and Executive Savings Plan II.  Generally, compensation for these purposes does not include bonuses, payments for accrued vacation, or overtime pay.

(b)         Except as noted above in the explanation of the supplemental employee retirement agreements, service begins accumulating from the date of hire and vesting occurs after five years of Total Service.

(c)          The maximum number of years generally taken into account for purposes of calculating benefits is 32½.  Under limited circumstances, an employee working beyond age 62 could earn an additional 3% retirement benefit.

The following table shows the average salary and the years of Credited Service and years of Total Service under the ERP and under the SERPs for the named executive officers as of December 31, 2005.

Salary/Service Table

Name(b)	ERP Average Salary	SERP Average Salary	ERP Years and Months of Credited Service	SERP Years and Months of Credited Service	ERP Years and Months of Total Service	SERP Years and Months of Total Service
	$	$
J. E. Sterba	150,001	167,412	22 yrs, 0 mos	30 yrs, 0 mos(a)	27 yrs, 0 mos	30 yrs, 0 mos
P. Ortiz	138,332	138,332	8 yrs, 4 mos	22 yrs, 0 mos	14 yrs, 2 mos	22 yrs, 0 mos
W. J. Real	135,000	N/A	26 yrs, 3 mos	N/A	26 yrs, 3 mos	N/A

(a)          The table is as of December 31, 2005.  As of February 28, 2005, Mr. Sterba was credited with 30 years of Credited Service under his SERP.

(b)         H. W. Smith, the Company’s Senior Vice President, Energy Resources, and A. Cobb, the Company’s Senior Vice President and Chief Administrative Officer are not eligible under the ERP and do not participate in a SERP and are therefore omitted from this table.

401(k) Plan

The Company also sponsors the Retirement Savings Plan (formerly known as the Master Employee Savings Plan and Trust), a defined contribution retirement plan.  Contributions to the 401(k) Plan are made by both participants and sponsoring employers, including PNM Resources.  The employers’ contributions to the 401(k) Plan consist of an across-the-board contribution for all eligible employees and a matching contribution.  The across-the-board contribution for 2005 ranged from three percent to ten percent of eligible compensation, depending upon the participant’s age.  The matching contribution for 2005 was equal to 75 percent of the first six percent of eligible compensation contributed by the employee to the 401(k) Plan on a pre-tax basis.

Executive Savings Plans

The Tax Code imposes a limitation on the amount of compensation that can be considered when determining the amount of the across-the-board and matching contributions to the 401(k) Plan.  The Tax Code also limits the maximum amount that can be contributed by any participant and the maximum amount of participant contributions, employer contributions and other amounts that can be allocated to any participant’s account.

In June 1998, the PNM Board of Directors adopted the ESP.  The ESP is a non-qualified plan that provides the current executive officers and certain other executives with an opportunity to supplement their retirement savings and to receive the full employer contributions that would be available in the absence of these limitations.  PNM Resources assumed sponsorship of the ESP in 2002.  Effective January 1, 2004, the ESP was amended and restated to make a number of administrative changes and to permit the sponsoring employers to make additional contributions in their discretion.

No further contributions will be made under the ESP.  Effective as of December 15, 2004, all future contributions will be made to the ESPII.  PNM Resources adopted the ESP II, effective as of December 15, 2004, in response to the American Jobs Creation Act.  The ESP II serves as a replacement plan for the ESP, which is frozen.  In addition to the contributions described above, the ESP II now provides for a supplemental employer contribution in an amount intended to provide the participant with a competitive level of retirement income (expressed as a percentage of pre-retirement income) at age 65.  The supplemental employer contributions described in this paragraph vest on a two-year cliff vesting schedule.

Nineteen officers were eligible to participate in the ESP and twenty-five officers were eligible to participate in the ESP II in 2005.

Grantor Trust

PNM and the Company each have established irrevocable grantor trusts to assist them in meeting their obligations under the SERPs and certain other benefit programs.  PNM Resources may, but is not obligated to, make contributions to the trusts, which were established with an independent trustee.  Since 1989, $12.7 million has been contributed to the trusts.  The ESP and the SERP benefits are required to be funded through the trusts as a condition to the closing of a transaction that constitutes a change in control.  This arrangement may be modified in 2006, since funding upon a change in control may lead to adverse tax consequences for plan participants.  In 2005, PNM Resources adopted an additional irrevocable grantor trust to assist with its obligations under the ESP, the ESP II and certain other benefit programs.  This trust has not been funded.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Officer Retention Plan

Effective July 14, 2003, the PNM Resources, Inc. Executive Retention Plan was amended, restated and renamed the PNM Resources, Inc. Officer Retention Plan (the “Retention Plan”).  The Retention Plan covers the current officers of sponsoring employers, including PNM Resources.  The Retention Plan provides special severance benefits should an officer be terminated as a result of a change in control (as defined in the Retention Plan).  Benefits are only payable if the officer is not immediately re-employed by the successor company and if the termination is (a) for reasons other than cause, death or disability or (b) by the officer due to constructive termination.  In addition, the officer must sign a release agreement to receive benefits.  The benefits include:  (i) lump sum severance benefits (equal to 3.0 times current base compensation for the Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents); (ii) reimbursement of reasonable legal fees and expenses incurred as a result of termination of employment; (iii) certain insurance benefits that are substantially similar to those received by the officer immediately prior to termination of employment; (iv) supplemental retirement benefits; and (v) certain other amounts.  If an officer receives any payment due to a change in control that is subject to the excise tax provided in Section 4999 of the Tax Code, then the officer will be reimbursed in an amount equal to that which places the officer in the same after-tax position as if no excise tax had been imposed.  In 2006, PNM Resources anticipates that the Retention Plan may need to be amended to comply with the American Jobs Creation Act.

Retention Agreement with Mr. Sterba

In 2003, the Company entered into a Retention Agreement with Mr. Sterba.  This Retention Agreement provides Mr. Sterba with a bonus if he continuously works for the Company as Chief Executive Officer through the end of the calendar year 2010, or upon his death or disability, if earlier.  The amount of the bonus is equal to $1.6 million plus amounts forfeited pursuant to the ESP and ESP II (if any).  Generally, if Mr. Sterba terminates his employment or if he is terminated for cause prior to any of these events, he will not receive the bonus.  However, if Mr. Sterba’s employment is terminated without cause or if he is constructively terminated, he is eligible to receive the bonus.

The PNM Resources Board recently approved an amendment to Mr. Sterba’s Retention Agreement.  Under the modified Retention Agreement, the bonus will be paid in two installments on March 1, 2010, and March 1, 2011.  This Retention Agreement will likely be amended further in 2006 to comply with the American Jobs Creation Act.

Non-Union Severance Pay Plan

PNM Resources has a Non-Union Severance Pay Plan that covers non-union employees, including the current executive officers, who are terminated.  Effective January 1, 2004, this program was segregated from the PNM Resources, Inc. Benefits My Way Plan and was adopted as a stand-alone plan known as the PNM Resources, Inc. Non-Union Severance Pay Plan.  Members of the Senior Management Group (the current executive officers are members of the Senior Management Group) are eligible, upon signing a release agreement, for a lump sum payment equal to fourteen months of base salary plus one additional week of base salary for each year of service.  Members of the Senior

Management Group are also eligible to receive reimbursement for placement assistance expenses (up to five percent of base salary), continuation of certain insurance coverages, and health care benefits for up to 12 months.  Severance benefits may not exceed the equivalent of twice the participant’s annual compensation.  If an individual is to receive benefits under the Retention Plan, severance benefits are not available under the Non-Union Severance Pay Plan.  In 2006, PNM Resources anticipates that the Non-Union Severance Pay Plan may need to be amended to comply with the American Jobs Creation Act.

Officer Life Insurance Plan

Effective January 1, 2004, the PNM Resources, Inc. Officer Life Insurance Plan (the “Life Insurance Plan”) was adopted.  The Life Insurance Plan covers the officers of sponsoring employers, including PNM Resources.  The sponsoring employers pay the premiums on the underlying policies and own the policies.  The officers have no rights to any cash value in any policy.

Other Plans

Certain other plans sponsored by PNM Resources in which the named executive officers participate contain provisions that are triggered by a change in control.  These include, for example, the PSP, under which immediate vesting of stock options occurs upon a change in control, and the PEP, which provides for immediate vesting upon eligible termination due to a change in control.  The terms of the change in control provisions are similar among the plans but do have some variations.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to benefits received by or allocated under the Equity Compensation Plans:

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2005

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(#)	($)	(#)
Equity compensation plans approved by security holders	3,016,549	18.97	4,161,505	*
Equity compensation plans not approved by security holders (Executive Savings Plans)	21,027	24.49	41,473
Total	3,037,576	19.01	4,202,978

*4,161,505 securities remain available for future issuance under the Omnibus Performance Equity Plan.

Under the ESP and ESP II (as discussed on page 34), a participant may choose to invest his or her accounts in one or more of several hypothetical investment funds, including the PNM Resources Stock Fund, which provides for returns based on a hypothetical investment in shares of common stock of PNM Resources.  A participant who chooses to invest in the PNM Resources Stock Fund may elect to settle that portion of his or her account in either common stock or cash.  A total of 37,500 shares of common stock have been reserved by PNM Resources for issuance under the ESP, and 25,000 shares have been reserved under ESP II.  During the year ended December 31, 2005, there were a total of 11,411 shares of PNM Resources’ common stock allocated to participants in the ESP.  A total of 9,616 shares were allocated to participants in the ESP II.  Accordingly, on December 31, 2005, there were a total of 21,027 shares of common stock allocated but not issued to active plan participants under the ESP and the ESP II.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires PNM Resources’ executive officers and directors to file certain reports of ownership and changes in ownership with the SEC within two business days of a transaction.   On February 7, 2006, the plan administrator of the PNM Resources, Inc. Executive Savings Plan executed an intra-fund transfer into the PNM Common Stock Fund for the account of Ms. Alice A. Cobb.  Ms. Cobb followed proper procedures and received pre-clearance to execute this transaction.  However, normal plan administrator reporting procedures related to the execution of the transaction were inadvertently delayed and only reported to PNMR on a month-end report resulting in a late filing.  A Form 4 filing was made on March 10, 2006, following the date that the month-end report notification of the transaction was received.  Otherwise, we believe all executive officers’ and directors’ applicable filing requirements were met.

Annual Report and Other Matters

PNM Resources’ Summary Annual Report, including condensed consolidated financial statements, along with a copy of the 2005 Annual Report on Form 10-K, was mailed to shareholders beginning on April 7, 2006.  Copies of the 2005 Annual Report on Form 10-K are available without charge upon written request to Lisa Rister, Executive Director, Investor Relations and Corporate Planning, Alvarado Square, Mail Stop Z250, Albuquerque, New Mexico 87158, or electronically at www.pnmresources.com under Financial Information.  You may also obtain our SEC filings through the Internet at www.pnmresources.com or www.sec.gov.

Shareholder Proposals for the Year 2007 Annual Meeting

If you want PNM Resources to consider including a proposal in our proxy statement and form of proxy next year, you must submit the proposal to us in accordance with applicable rules of the SEC, and your proposal must be received at our principal executive offices no later than December 8, 2006.

If you intend to present a proposal at next year’s Annual Meeting but do not want the proposal to be included in our next year’s proxy statement and form of proxy, then you must submit the proposal to the Secretary of PNM Resources no later than January 8, 2007, in accordance with the specific procedural requirements set forth in our bylaws.

Shareholder proposals should be delivered to or mailed and received by us on or before the above dates addressed to:

Corporate Secretary

PNM Resources, Inc.

Alvarado Square, Mail Stop 0806

Albuquerque, NM  87158

If you would like a copy of the procedures for submitting shareholder proposals contained in our bylaws, please contact:

Assistant Corporate Secretary

PNM Resources, Inc.

Alvarado Square, Mail Stop 2850

Albuquerque, NM  87158

505-241-2205

For next year’s Annual Meeting of Shareholders, the persons appointed by the proxy to vote shareholders’ shares will vote those shares according to their judgment on any shareholder proposal that PNM Resources receives after January 8, 2007.

Solicitation

The enclosed proxy is being solicited on behalf of PNM Resources’ Board of Directors.  This solicitation is being made by mail but also may be made in person, by telephone or via the Internet.  The Company has hired Georgeson Shareholder Communications, Inc., to assist in the solicitation for an estimated fee of $6,000, plus any out-of-pocket expenses.   PNM Resources will pay all costs related to solicitation.

Revocability of Proxy

You may revoke the enclosed proxy by attending the Annual Meeting and voting your shares in person or by providing a later executed proxy.

By Order of the Board of Directors

Joanne C. Reuter

Vice President, Deputy General Counsel

 and Corporate Secretary

APPENDIX A

PNM RESOURCES, INC.

CORPORATE GOVERNANCE PRINCIPLES

Approved by the Board of Directors
October 7, 2003
(Amended 02/14/06)

INTRODUCTION

The Board of Directors of PNM Resources, Inc. (“PNM Resources” or the “Company”) recognizes the importance of corporate governance to the proper management of the Company and has organized the various governance policies adopted and practiced over the years into this consolidated Corporate Governance Principles document so that investors, employees, customers, regulators and the community may be aware of the policies followed by the Company.  The Board has taken advantage of the opportunity to create this document to revisit its policies and modify or adapt them to the dynamic corporate governance environment globally. These principles have been approved by the full Board after analysis of the policy considerations for the principles and have chosen those practices which the Board believes to be in the best interests of its investors, even if those practices may not be identical to current notions of “best practices” or to certain commonly accepted practices.   Because the Board recognizes the on-going debate with regard to corporate governance practices, it has charged its Governance and Public Policy Committee (“GPPC”) with reviewing the principles at least annually (or more often if necessary) and to recommend any necessary changes to the Board.

  I.  BOARD OF DIRECTORS: GENERAL

A.                 Responsibilities

The primary responsibility of the Board is to oversee the management of the Company to optimize its long-term value for its shareholders.  The management of the Company is conducted on a daily basis under the direction of the Chief Executive Officer (“CEO”) selected by the Board.  The Board and management agree that shareholder value is optimized by operating the Company in an ethical and forthright manner and responsibly addressing the concerns of its various constituencies, including employees, customers, government officials, suppliers, the communities it serves and the public at large.  Board members oversee the management of the Company and advise and counsel the CEO and the executive management team relative to matters of policy, business affairs, and overall strategy. The Board seeks to assure that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.  Except for matters requiring shareholder action, the Board is the ultimate decision-making body of the Company.  Among the Board’s most important responsibilities are the election, evaluation and compensation of the Company’s CEO and the other members of the executive management team.  In addition the Board oversees the process of succession planning for the CEO and other members of senior management; reviews, approves and monitors fundamental financial and business strategies and major corporate actions; assesses major risks facing the Company and reviews options for their mitigation; assures processes are in place for sustaining the integrity of the Company including the integrity of its financial statements, its compliance with law and its Code of Conduct and its relationships with customers, regulators, other government officials, employees and its other constituencies.

The Board reviews and discusses reports by management on the Company’s performance, its plans and prospects and immediate issues facing the Company.  In accordance with the Company’s Bylaws, the Board determines the requirements for service as a director and the fees for the Board.  Directors will act with integrity and demonstrate a commitment to the Company and its strategies, and to building shareholder value.  Although the Board exercises vigorous and diligent oversight over the Company’s affairs, it does not perform or duplicate the role of management, which is to operate the Company on a daily basis.

B.                 Board Meetings

The number of scheduled Board meetings will vary with circumstances; however, a minimum of five meetings are held annually.  Special meetings are called as necessary in accordance with the Company’s Bylaws.  Directors are responsible for attending all meetings and for reviewing materials provided in advance of each meeting.  Directors are expected to actively participate in Board and committee meetings. In addition, the Board has access to the Company Intranet for timely news and information, in addition to receiving monthly performance reports and other information from the Company that is helpful in the performance of directors’ responsibilities.  The CEO also uses a dedicated message line to communicate urgent or critical information to the Board. The Chairman of the Board determines Board agendas, with input from directors and other members of executive management.  At the December Board meeting, Committees and the Board review and approve a schedule of key issues to be addressed during the course of the next calendar year to be aligned with the respective Committee Charters.

C.                 Board Size

The Company’s Articles of Incorporation require the Board to have between 5 and 12 members, with the exact number fixed by the Board.  The Board has determined that nine members is the appropriate size for the Company.  The Board will deviate from that number (within the limits established by the Articles) only to facilitate the orderly addition and development of new Board members to replace departing directors.

D.                 Director Elections; Voting Requirements

Directors are elected to serve one-year terms.  In order to be elected, a director must receive the affirmative vote of a majority of the shares of the Company’s common stock represented at the meeting and entitled to vote on the election.  Abstentions by those represented at the meeting and entitled to vote have the effect of a vote against the nominee.  “Broker non-votes” are not counted.  Any nominee in an uncontested election who does not receive the affirmative vote of a majority of the shares represented at the meeting and entitled to vote must promptly submit his or her resignation for consideration by the GPPC which shall make a recommendation to the full Board within a reasonable period of time.  A quorum for purposes of holding a valid meeting at which directors are elected is at least a majority of the Company’s outstanding common stock entitled to vote, represented at the meeting either in person or by proxy.   Directors added to the Board during the course of the year will stand for election at the next Annual Shareholders Meeting.

E.              Process for Director Nominations

The Board is responsible for recommending director nominees for election by the shareholders and for selecting directors to fill vacancies until voted upon by the shareholders.  The Board has delegated the director screening process to the GPPC, which has the responsibility to recommend candidates to the Board.  The GPPC will consider suggestions from current directors, officers and employees of the Company, shareholders, industry associations, special interest groups, recruiting firms, and others. Shareholders wishing to provide suggestions for nominees should submit their suggestions together with a description of the potential nominee’s qualifications, appropriate biographical information and signed consent to serve to Secretary, PNM Resources, Inc., Alvarado Square MS-2822, Albuquerque, New Mexico 87158.

F.              Nominations Policy

Corporate boards are confronted with a highly complex, ever-changing body of law governing their role to direct the management of corporations, which are affected by and responsible to an increasingly diverse and active set of constituencies. In order to represent the interests of shareholders, directors must be aware of and understand the interests of institutional investors, pension fund managers, the communities in which the corporation operates, individual shareholders, customers, government officials and employees. In this context, an effective director search process begins with a careful evaluation of the Board’s needs and culture. By auditing itself for missing talents, future trends and strategic issues, the Board can make the new director search much more productive.

The Board of Directors recognizes that the contribution of the Board depends not only on the character and capabilities of the directors individually, but also on their collective strengths. It further recognizes the importance of a well-balanced board, which reflects the interests of the Company’s shareholders, customers, employees, regulators and the communities it serves. It is the intent of this Board to fill vacancies by thoroughly reviewing the current strengths and weaknesses of the Board, the size of the Board, the potential future service of current members, and the diversity of the Board, including age, ethnicity, geographic representation, experience, and education. The Board recognizes the need to be flexible and responsive to the needs of all the Company’s constituencies in order to optimize the long-term value of the Company for its shareholders.

The GPPC of the Board is responsible for seeking out possible candidates and otherwise aiding in attracting highly qualified candidates as directors. In considering potential nominees for election, the Board will consider the attributes listed above, as well as any potential obligations (employment or otherwise), which could be considered a hindrance to the performance of the duties of a director or a threat or opportunity to the Company.  The GPPC has also developed detailed guidelines to facilitate the candidate search and nomination process.  In identifying possible candidates for the Board, the GPPC will not consider persons who provide professional services for the Company such as legal counsel, investment bankers and accountants.

G.            General Board Attributes

Recognizing that the contribution of the Board will depend not only on the character and capabilities of the directors taken individually but also on their collective strengths, the Board should be composed of:

(1)          Directors chosen with a view toward bringing to the Board a variety of experience and background relevant to the Company’s business;

(2)          Directors who will form a balanced core of business executives with varied expertise;

(3)          Directors who have substantial experience outside the business community -- in the public, academic or scientific communities, for example;

(4)          Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies; and

(5)          A majority of Directors who are not employees or former employees of the Company.

H.            Director Qualifications

In considering possible candidates for election as a director, the Board is guided by the general board attributes described above and by the following:

(1)          Each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others and exercise good judgment;

(2)          Each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

(3)          Each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

(4)          Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

(5)          Each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency;

(6)          Each director should have an equity ownership interest in the Company prior to commencing service on the Board. Each director’s ownership interest should increase over time, consistent with the approved director stock ownership guidelines.

I.                 Orientation for New Directors; Continuing Education

New directors participate in an orientation program including visits to Company facilities and discussions with key executives.  New directors are provided a Director Reference Manual during orientation.  Continuing education programs are recommended to the directors, and directors are encouraged to periodically attend director education programs.

J.              Board Evaluation

In assessing the strengths and weaknesses of the Board, an annual evaluation is performed to determine: (1) how well its members’ talents and expertise are suited to guiding the Company into the future; (2) areas of focus for development of current directors, potential future candidates, and the Board in general; (3) the effectiveness of Board processes in assisting the directors in fulfilling their duties; and (4) in general to determine whether the Board and its committees are functioning effectively. The Board evaluation process includes individual director evaluations.  The GPPC administers the evaluation process and recommends the frequency and format of the individual director evaluations.

K.            Limits on Number of Board Memberships

Service on other corporate boards often broadens and deepens the knowledge and experience of our directors.  In addition, officers of the Company who serve on other boards frequently gain valuable insight and experience, which proves beneficial to the Company.  However, service on too many boards can interfere with an individual’s ability to perform his or her responsibilities.  Before accepting an additional board position, a director is expected to consult with the Chair of the GPPC and the Chairman of the Board to determine whether or not a conflict of interest exists.  In addition, a director will consider whether the acceptance of a new directorship would compromise his or her ability to perform present responsibilities.  No director may serve on more than four boards of public companies.  No director may serve on more than three audit committees of public companies.  An officer of the Company may not serve on a board of a public company without the prior approval of the Chief Executive Officer.

II.             INDEPENDENCE AND COMMITTEES

A.                 Majority of Independent Directors/Definition of Director Independence

The Board has and will have a majority of independent directors.  At most, two members of management, including the CEO, may serve as directors.  The definition of independence follows applicable law and stock exchange listing standards.  The Board reviews annually the relationship each director has with the Company. No director is considered independent unless the Board affirmatively determines that the director has no material relationship with the Company.  PNM

Resources will disclose in the Company’s annual proxy statement those determinations and the basis for a Board determination that a relationship is not material.  Currently only one member of the Board, the CEO, is not independent.

B.                 Committee Composition

All principal committees of the Board are composed entirely of independent directors.  The principal committees of the Board are:  Audit and Ethics, Finance, Governance and Public Policy, and Human Resources and Compensation.   Each committee has a written charter that complies with the requirements of applicable law and stock exchange listing standards.  In general, committees of the Board are used to focus on issues that may require more in-depth scrutiny.  The specific duties of each committee are detailed in the committee charters, and are approved by the Board of Directors.  Charters are available on the Company website and will be mailed to shareholders upon request.  Each committee reviews its charter on an annual basis, or more frequently if necessary, and recommends any amendments to the full Board.

The membership of each committee is recommended to the Board by the GPPC and is rotated based on the following principles: (1) rotation of committee chair every three-to-seven years, and (2) rotation of other committee members every three-to-five years.  The committees themselves select committee chairs from their membership.  The committees meet in conjunction with regularly scheduled Board meetings, except for the Board meetings held in connection with the Annual Meeting and the Board retreat.  In addition, the Audit and Ethics Committee meets every quarter to review the Company’s 10K and 10Q filings with the Securities and Exchange Commission.  The committees will also meet at additional times as the need arises.

C.                 Separation of Chairman and CEO Positions

The Board retains the right to exercise its discretion in combining or separating the offices of Chairman of the Board and Chief Executive Officer.  This determination is made depending on what is best for the Company in light of all circumstances prevailing at the time.  Currently, the Board believes it to be in the best interests of the Company to combine the two positions.  The Board has separated the two offices on three different occasions since the late 1980s.

D.                 Lead Director Position

The Chairman of the Board presides at all meetings of the stockholders and of the Board.  In circumstances where the independent directors meet without the Chairman, the Board selects a presiding director.    A presiding director is selected each year.  The director selected is responsible for facilitating and chairing the independent directors meetings scheduled for that year.  The independent directors meet at least twice a year without management present and will meet more often as the need arises.

III.   PLANNING / OVERSIGHT FUNCTIONS

A.            Directors Have Direct Access to Management

Directors are encouraged to have contact with members of executive management and to familiarize themselves with the Company’s operations.  Members of management are assigned as committee coordinators to assist the committee chairs and members with various committee duties.  Members of executive management attend Board meetings and members of the workforce are routinely called upon to make Board presentations.  Sound judgment is used in striking the balance of engagement with management and avoiding inappropriate involvement in the daily operations of the Company.

B.            Independent Directors Formally Review CEO Performance

The independent directors make this evaluation annually, and communicate the results to the CEO.  The evaluation is based upon objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, and other criteria established by the Board.  This evaluation is used by the HRCC in establishing the CEO’s compensation program and in determining the appropriate compensation level for the CEO to recommend to the Board.

C.            Succession Planning

At least annually the CEO must review management development and succession planning with the Board to assure the effectiveness of the process and identify areas of need.  The Board focuses specifically upon succession planning for the CEO and reviews the CEO’s plans for other members of executive management.

D.            Ethics and Conflicts of Interest

The Company is committed to the highest standards of ethical behavior.  Directors, officers, employees and all other agents and representatives of the Company are expected to observe both the letter and spirit of the law in every transaction and make their own personal commitment to ethical behavior.  Every person working for PNM Resources and its affiliates must act in conformity with its Principles of Business Conduct expressed in its Do the Right Thing guidebook.  The Principles of Business Conduct are grounded in our shared values of Integrity, Fairness, Stewardship, and Engagement.  The Board has not permitted any waiver of any ethics policy for any director or executive officer.  The Board has authorized the GPPC to consider requests for waivers of the Company’s Principles of Business Conduct for a director or Executive Officer.  There is a strong presumption against providing any waivers.  Any waivers granted must be accompanied by terms and conditions sufficient to protect the Company under the circumstances.  Any waiver of the principles for any director or executive officer will be referred to the full Board for ratification and, if upheld, will promptly be disclosed to shareholders.

The directors and officers complete a Conflict of Interest Questionnaire annually.  The GPPC has oversight responsibility regarding conflicts of interest.  If an actual or potential conflict of interest arises for a director, the GPPC addresses the matter with the director and promptly informs the CEO and the Board.  If a significant conflict exists and cannot be resolved, the director is expected to resign. A director is required to disclose to the full Board when any matter under consideration involves a conflict of interest, whether direct or indirect.   Directors are recused from any discussion or decision affecting their personal, business or professional interests. The Board resolves any conflict of interest issue involving the CEO.  The CEO resolves any conflict of interest issue involving any other officer of the Company.

E.              Board Has its Own Advisors

The Board and its committees have the right to communicate directly with the Company’s principal external and internal advisors and to retain at the Company’s expense independent legal counsel, investment bankers, accountants and other consultants.

 IV.   COMPENSATION OF DIRECTORS

A.            Directors Paid Partially in Stock

Only non-employee directors are compensated for their service as directors. Their compensation is intended to be sufficient to attract qualified candidates.  Director compensation is a mix of cash and stock-based compensation.  The latter is intended to align the interests of the directors with those of the shareholders.  Directors are paid an annual retainer fee, and a meeting fee for each committee meeting they attend.  The Company has no retirement program for directors.  Director compensation is established and reviewed by the Board from time to time.  The GPPC is responsible for making recommendations to the Board concerning director compensation.

B.            Stock Ownership Guidelines for Directors/Officers

The Board believes that directors should be stockholders and have a financial stake in the Company. The Board requires that newly elected directors, before commencing Board service, become shareholders in the Company.  The GPPC establishes and recommends to the full Board, minimum stock ownership guidelines for directors.  The HRCC establishes stock ownership guidelines and holdings requirements for officers.

According to the guidelines, within three years, directors should hold stock equal to two times the Annual Retainer, and Officers should hold stock equal to two times Annual Base Salary.  Within five years, the amount of ownership should be five times for directors and two times for Vice-Presidents, three times for Senior Vice-Presidents, four times for Executive Vice-Presidents and five times for the Chief Executive Officer.  Seventy-five percent of the amount of restricted stock awards must be held until six months after termination of Board service, or in the case of officers, after termination of employment, unless the stock ownership levels are otherwise met.  Guidelines will be reviewed periodically for any appropriate changes.

  V.       DIRECTOR SERVICE

A. Term Limits for Directors

A director is not eligible for nomination for another term if election for that term would result in the director serving for more than twelve (12) years, except:  (1) under extraordinary circumstances involving the Company where the Board in its discretion deems it to be in the best interest of the Company for the director to continue serving on the Board for more than twelve (12) years; or (2) the service beyond twelve (12) years is due to the director having been selected to fill a vacancy resulting in serving for a portion of an unexpired term.  A nominee for director for a term which would result in service in excess of twelve (12) years is required to submit a written resignation to the Board for acceptance at such time as the Board, in its discretion, deems advisable.

B.            Inside Directors

A director who is also an employee of the Company is required to submit a written resignation to the Board on the date of his or her leaving the Company, for acceptance at such time as the Board, in its discretion, deems advisable.

C.            Periodic Review

The establishment of term limits does not mean that a director will be nominated to serve additional terms up to the maximum number of terms allowable.  Nominations for successive terms are not routine, it being understood that an evaluation process is used to determine that each nomination is in the best interest of the Company.

D.            Change In Employment and Health Condition

Directors are chosen based on their overall qualifications and the particular skill sets needed by the Board at the particular point in time.  Key to the selection is the director’s professional and community achievements and the director having the ability to devote to the substantial duties of a Board member.  Directors who undergo a significant change in their business or professional career are required to submit a letter of resignation to the Chair of the GPPC.

The Board, in its discretion, will determine acceptance of the resignation.   A director who experiences a change, such as a disabling health condition, that prevents the proper performance of the duties of a director is required to submit a letter of resignation.  The determination as to whether a change warrants resignation shall be made by the Chair of the GPPC.

E.              Chief Executive Officer

By virtue of the position, the CEO of the Company is a director and the Board’s policy regarding term limits does not apply to the CEO as a director.  When the director no longer holds the position of CEO of the Company: (1) he or she is required to submit a written resignation as a director to the Board for acceptance at such time as the Board, in its discretion, deems advisable; (2) the provisions of the Board’s policy regarding service as an inside director and term limits applies to the director; and, (3) any service on the Board by the director, including the time served on the Board as CEO, is counted for purposes of determinations under this policy.

F.              Policy Changes

The adoption of this policy does not mean a contract exists with any individual director.  The Board fully reserves the absolute right to change any policy with respect to service on the Board or nomination of a person for service on the Board at any time.

APPENDIX B

APPROVED BY THE BOARD OF DIRECTORS

December 17, 2003

CHARTER

AUDIT AND ETHICS COMMITTEE

Committee Coordinator -  G. A. Vavruska-Marcum

A.  PURPOSE

1.               The Audit and Ethics Committee (the “Committee”) shall be a standing committee appointed by the Board of Directors to assist the Board in monitoring:

a.               the integrity of the Company’s financial statements;

b.              the Company’s compliance with legal and regulatory requirements;

c.               the independent auditor’s qualifications and independence; and

d.              the performance of the Company’s internal audit function and independent auditors.

2.               The Committee shall monitor the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal, compliance and ethics that management and the Board have established.

3.               The Committee shall be responsible for preparing the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

4.               Because the function of the Committee is oversight, the authority and responsibilities contained in this Charter do not include the duties to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations.  These are the responsibilities of management and the independent auditor.

B.  STRUCTURE AND OPERATIONS

1.               The Committee shall consist of at least three independent directors appointed by the Board upon the recommendation of the Governance and Public Policy Committee (“GPPC”).  All members of the Committee shall be free of any relationships that would interfere with their exercise of independent judgment and shall meet the membership requirements established by the New York Stock Exchange.  The Committee shall annually elect one of its members to be the Chair, giving due consideration to the nominee recommended by the GPPC.  At least one member shall be designated by the Board as the “audit committee financial expert” as defined by applicable law.  Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

2.               The Committee shall meet as often as it deems appropriate, but no less often than quarterly.  The Committee shall provide the opportunity at each regularly scheduled meeting and other appropriate times for separate executive sessions with management, internal auditors and independent auditors.

3.               The Committee has the authority to initiate and supervise investigations into any matters within the scope of its authority and responsibilities.  The Committee is authorized to retain the services of internal or outside legal, accounting and other advisors as it deems necessary in the fulfillment of its duties.  The Committee and its designees shall have unlimited accessibility to all the Company’s records, property, and employees.  The Committee shall have sufficient funding to carry out its duties, including funding for payment of compensation to the independent auditor for preparing or issuing an audit report or performing other audit, review or attest services for the Company; payment for any advisors used by the Committee; and ordinary administrative expenses necessary and appropriate in carrying out its duties.

4.               The Committee may delegate specific responsibilities to a subcommittee of one or more of its members provided that the subcommittee shall keep the full Committee informed of its activities.

C.  DUTIES AND RESPONSIBILITIES

1.               The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.  The independent auditors shall report directly to the Committee.

2.               The Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditors in accordance with applicable law.  If the Committee delegates its pre-approval authority to one or more of its members, any pre-approvals granted pursuant to the delegation shall be reported to the full Committee at its next meeting.

3.               At least annually, the Committee shall review the qualifications, performance and independence of the independent auditors.  The Committee’s evaluation shall include a review of the audit firm’s lead partner.  As part of this review, the Committee shall obtain and review a report by the independent auditors describing:

a.               the firm’s internal quality control procedures;

b.              any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with those issues; and

c.               all relationships between the independent auditors and the Company to assist the Committee in assessing the auditor’s independence.

4.               As part of the annual review of the independent auditors, the Committee shall discuss with the independent auditors any relationships or services provided to the Company that may impact their objectivity and independence and significant legal matters involving the firm.  For purposes of this discussion, significant legal matters do not include litigation that is merely incidental to the practice of the accounting profession.  Significant legal matters include:

a.               legal matters that may have a significant adverse effect on the firm or its reputation;

b.              lawsuits or enforcement actions that have been filed by the SEC against the firm;

c.               criminal actions concerning the firm’s professional practice in which the firm or any of its partners or professional staff is a defendant;

d.              SEC investigations involving an individual who would be providing services for the Company; and

e.               any other matters that may affect the firm’s continuing ability to perform auditing services in a manner that maintains investor confidence in the integrity of the Company’s financial statements.

5.               The Committee shall recommend to the Board any appropriate action to be taken as a result of the annual review of the independent auditors that may be necessary to satisfy itself of the independence of the independent auditors and their ability to satisfactorily perform auditing services.

6.               The Committee shall assure the rotation of the lead audit partner every five years and other audit partners every seven years and shall establish hiring policies regarding employees and former employees of the independent auditors.  The Committee shall have the authority to adopt, review and revise policies regarding the regular rotation of the audit firm.

7.               The Committee shall review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the footnotes, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the certifications of the Chief Executive Officer and the Chief Financial Officer required by applicable law regarding the Company’s financial statements and reports filed with the SEC.  In conducting its review, the Committee shall review:

a.               major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

b.              analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

c.               the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

8.               The Committee shall discuss the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.  The discussions may be general in nature, consisting of the types of information to be disclosed and the types of presentations to be made.

9.               The Committee shall discuss the scope, objectives, staffing, reliance upon management and procedures to be included in the annual audit with the independent auditors, including the coordination of the audit effort with the Audit Services Department.

10.         The Committee shall discuss all items required to be communicated in accordance with applicable law, auditing standards or other professional accounting standards relating to the conduct of the audit, including reviewing with the independent auditors any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11.         The Committee shall discuss policies regarding risk assessment and risk management in order to evaluate their effectiveness in identifying and mitigating significant risks and exposures, including business and financial risks, financial reporting and accounting controls, litigation issues, computerized information system controls and security, compliance with laws and regulations, other internal controls, and areas of operational risk that may impact the Company’s financial health.  The Committee shall review and monitor risk mitigation and management methods designed to address these risks.

12.         The Committee shall review material written communications prepared by the internal and independent auditors and the actions taken by management in response to the internal and independent auditors’ suggestions.

13.         The Committee shall review and monitor the Company’s Code of Conduct Ethics and Compliance Program, including the effectiveness of the Program for monitoring compliance with laws and regulations and the results of management’s investigations and handling of any instances of non-compliance, including disciplinary action.

14.         The Committee shall review policies and procedures regarding officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal or independent auditors.

15.         The Committee shall establish procedures for:

a.               the receipt, retention and handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

b.              the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

16.         The Committee shall review and consult with management regarding management’s appointment, evaluation, replacement, reassignment and dismissal of the director of Audit Services.

17.         The Committee shall review the Audit Services Department’s objectives, resources and effectiveness; its organizational position, objectivity and status within the Company; its compliance with relevant professional standards; and its annual audit plan, including its coordination with the examination performed by the independent auditors.

18.         The Committee shall review the results of the internal audit activities for the year, internal audit’s consideration of the internal control structure and its evaluation of the adequacy of the internal controls over the financial reporting process, computer controls and security, and Company-wide risk management.

19.         The Committee shall review with the General Counsel significant litigation and regulatory matters involving the Company and review with the General Counsel and the independent auditors related disclosures made in the financial statements and related footnotes.

20.         The Committee shall make regular reports to the Board of its ongoing activities, actions taken, and, in particular, shall report to the Board regarding any issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal auditors.

21.         The Committee shall conduct an annual evaluation of its performance and shall submit an annual report to the Board regarding the evaluation and confirming that all responsibilities described in this Charter have been fulfilled.

22.         The Committee shall review this Charter at least annually and recommend any appropriate changes to the Board for approval.

APPENDIX C

APPROVED BY THE BOARD OF DIRECTORS

December 17, 2003
(Amended 02/14/06)

CHARTER

FINANCE COMMITTEE

Committee Coordinator – C. N. Eldred

A.   PURPOSE

1.               The Finance Committee (the “Committee”) shall be a standing committee appointed by the Board of Directors with responsibility to:

a.               review and recommend to the Board the Company’s capital structure and financial strategy, including dividend policy;

b.              oversee the Company’s financial performance, capital expenditures and investment procedures and policies;  and

c.               oversee risk management strategies and policies.

2.               The Committee shall have responsibility to oversee the governance, performance and funding level of the pension fund and the performance of the 401(k) plan funds.

B.  STRUCTURE AND OPERATIONS

1.               The Committee shall consist of at least three independent directors appointed by the Board upon the recommendation of the Governance and Public Policy Committee (“GPPC”).  All members of the Committee shall be free of any relationships that would interfere with their exercise of independent judgment and shall meet the membership requirements established by the New York Stock Exchange.  The Committee shall annually elect one of its members to be the Chair, giving due consideration to the nominee recommended by the GPPC.

2.               The Committee shall meet as often as it deems appropriate, but not less frequently than three times a year.

3.               The Committee has the authority to initiate and supervise investigations into any matters within the scope of its authority and responsibilities.  The Committee is authorized to retain the services of internal or outside legal, accounting and other advisors as it deems necessary in the fulfillment of its duties.  The Committee and its designees shall have unlimited accessibility to all the Company’s records, property, and employees.  The Committee shall have sufficient funding to carry out its duties, including funding for payment for any advisors used by the Committee; and ordinary administrative expenses necessary and appropriate in carrying out its duties.

4.               The Committee may delegate specific responsibilities to a subcommittee of one or more of its members provided that the subcommittee shall keep the full Committee informed of its activities.

C.  DUTIES AND RESPONSIBILITIES

1.               The Committee shall review and recommend to the Board changes in capital structure, financial strategy and dividend policy for the Company.

2.               The Committee shall assist the Board in reviewing the Company’s financial results compared to the business plan (the Annual Operating Plan (AOP)) and assess operational performance.

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3.               The Committee shall review and approve the Company’s pension and corporate investment procedures, policies, investment performance, and compliance of fund managers with company policy.

4.               The Committee shall review and approve the Company’s Capital Development & Approval Process (CDAP) and Capital Allocation Policy.

5.               The Committee shall review the Company’s Capital Expenditure Budget and recommend the appropriate spending levels to the Board for approval.

6.               The Committee shall review and approve all single capital projects in excess of $10 million for compliance with corporate strategic goals, and review summary lists of all capital projects of $1 million or more.  All capital projects shall have previously been approved by the CEO or any officer of the Company to whom such authority has been properly delegated.

7.               The Committee shall review all equity and debt financing of $30 million or more (leases, special purpose vehicles, refinancing, restructuring and early retirement) and recommend approval by the Board.

8.               The Committee shall review and approve intercompany loan agreements of up to $50 million or more.

9.               The Committee shall review reports regarding the performance of the Company’s 401(k) plan funds.

10.         The Committee shall review and consult with management on risk management policies and procedures.  The Committee shall approve the Risk Management Policy, Risk Management Committee members, and authorize risk tolerance and review trading in derivative instruments.

11.         The Committee shall review the Company’s insurance program for adequacy of coverage.

12.         The Committee shall conduct an annual evaluation of its performance and shall submit an annual report to the Board regarding the evaluation and confirming that all responsibilities described in this Charter have been fulfilled.

The Committee shall review this Charter at least annually and recommend any appropriate changes to the Board for approval.

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APPENDIX D

APPROVED BY THE BOARD OF DIRECTORS

December 17, 2003

(Amended 02/14/06)

CHARTER

GOVERNANCE AND PUBLIC POLICY COMMITTEE

Committee Coordinator – W. J. Real

A.  PURPOSE

1.               The Governance and Public Policy Committee (the “Committee”) shall be a standing committee appointed by the Board of Directors with responsibility to:

a.               identify individuals qualified to become board members;

b.              recommend to the Board director nominees for the next annual meeting of shareholders;

c.               develop and recommend to the Board a set of corporate governance principles applicable to the Company; and

d.              oversee the evaluation of the Board and critical management policies, initiatives and community activities.

2.                The Committee shall be responsible for monitoring, evaluating and recommending appropriate actions to the Board regarding the Company’s public responsibilities, corporate image and corporate citizenship such that the Company is held in high regard by its customers, shareholders, government officials, and the public at large.

3.                The Committee shall have oversight responsibility regarding conflicts of interest.  The Committee shall have authority to consider requests for waivers for a director or executive officer of the Company’s Principles of Business Conduct, for recommendation to the Board.

B.  STRUCTURE AND OPERATIONS

1.               The Committee shall consist of at least three independent directors appointed by the Board upon the recommendation of the Committee.  All members of the Committee shall be free of any relationships that would interfere with their exercise of independent judgment and shall meet the membership requirements established by the New York Stock Exchange.  The Committee shall annually elect one of its members to be the Chair.

2.               The Committee shall meet as often as it deems appropriate, but not less frequently than three times a year.

3.               The Committee has the authority to initiate and supervise investigations into any matters within the scope of its authority and responsibilities.  The Committee is authorized to retain the services of internal or outside legal, accounting and other advisors, as it deems necessary in the fulfillment of its duties.  The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, and to approve the search firm’s fees and other retention terms.  The Committee and its designees shall have unlimited accessibility to all the Company’s records, property, and employees.  The Committee shall have sufficient funding to carry out its duties, including funding for payment of compensation to search firms used to identify director candidates; payment for any advisors used by the Committee; and ordinary administrative expenses necessary and appropriate in carrying out its duties.

4.               The Committee may delegate specific responsibilities to a subcommittee of one or more of its members provided that the subcommittee shall keep the full Committee informed of its activities.

C.  DUTIES AND RESPONSIBILITIES

1.               The Committee shall develop candidate qualifications for Board membership.  General qualifications for Board membership shall be included in the corporate governance principles recommended by the Committee and approved by the Board.

2.               The Committee shall recommend to the Board nominees for election to the Board.

3.               The Committee shall recommend to the Board nominees to fill Board vacancies.

4.               The Committee shall recommend to the Board the composition and organization of the Board, including committee assignments.  The Committee shall recommend nominees for committee chairs.

5.               The Committee shall develop and recommend to the Board standards for determining director independence consistent with the requirements of the New York Stock Exchange and other applicable laws or regulations.  The Committee shall review and assess these standards on a periodic ongoing basis.

6.               The Committee shall review the qualifications and independence of the members of the Board and its various committees on a periodic basis and recommend the affirmation of director independence to the Board as appropriate.

7.               The Committee shall review any proposed amendments to the Company’s Articles of Incorporation and Bylaws and recommend appropriate action to the Board.

8.               The Committee shall recommend Board compensation levels and stock ownership guidelines.

9.               The Committee shall review and recommend on a periodic basis to the full Board the optimum size of the Board.

10.         The Committee shall review Board practices, which influence the effectiveness of the Board, including conflict of interest and Board effectiveness evaluations.  The Committee shall develop and recommend evaluation processes for use by the committees of the Board in conducting their annual self-evaluations.

11.         The Committee shall recommend criteria for a continuing education program for directors and provide information on corporate board and utility industry education programs.

12.         The Committee shall recommend criteria to be applied in determining directors’ continued board service, and shall periodically review directors’ performance.

13.         The Committee shall review the nature and adequacy of information supplied to directors regarding Company activities, industry trends and public policy developments.

14.         The Committee shall review the Company’s key public policy positions taken in legislative, regulatory and judicial forums.

15.         The Committee shall monitor the Company’s corporate image strategy, community involvement; communication initiatives, and results, including PNM Resources Foundation and corporate charitable giving programs.

16.                  The Committee shall have the responsibility to review the Corporate Governance Principles and recommend desirable changes to the Board.

17.                  The Committee shall have authority to consider requests for waivers for a director or executive officer of the Company’s Principles of Business Conduct.  There shall be a strong presumption against providing any waivers.  Any waivers granted must be accompanied by terms and conditions sufficient to protect the Company under the circumstances.  Any waiver of the principles for any director or executive officer shall be referred to the full Board for final approval and if granted, shall promptly be disclosed to shareholders.

18.                  The Committee shall develop and circulate to the directors and officers a Conflict of Interest Questionnaire to be completed annually.  If an actual or potential conflict of interest arises for a director, the Committee shall address the matter with the director and promptly inform the CEO and the Board.  If a significant conflict exists and cannot be resolved, the Committee shall seek the director’s resignation.  Any conflict of interest issue involving the CEO shall be referred to the Board for resolution.  Any conflict of interest issue involving any other Officer of the Company shall be referred to the CEO for resolution with the requirement that the CEO shall report to the Committee how the matter was resolved.

19.            The Committee shall conduct an annual evaluation of its performance and shall submit an annual report to the Board regarding the evaluation and confirming that all responsibilities described in this Charter have been fulfilled.

20.         The Committee shall review this Charter at least annually and recommend any appropriate changes to the Board for approval.

APPENDIX E

APPROVED BY THE BOARD OF DIRECTORS

December 17, 2003

(Amended 02/14/06)

CHARTER

HUMAN RESOURCES AND COMPENSATION COMMITTEE

Committee Coordinator – A. A. Cobb

A.  PURPOSE

1.                    The Human Resources and Compensation Committee (the “Committee”) shall be a standing committee appointed by the Board of Directors with responsibility to:

a.               review and approve corporate goals and objectives relevant to CEO compensation;

b.              evaluate the CEO’s performance in light of those goals and objectives; and

c.               determine and recommend for approval by the independent directors of the Board the CEO’s compensation level based on this evaluation.

d.              oversees the performance evaluation process of the CEO.

2.                    The Committee shall be responsible for the evaluation of management performance.  The Committee shall be responsible for making recommendations to the Board regarding non-CEO compensation, incentive-compensation plans and equity-based plans.

3.                    The Committee shall be responsible for preparing the report on executive compensation required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

B.  STRUCTURE AND OPERATIONS

1.                    The Committee shall consist of at least three independent directors appointed by the Board upon the recommendation of the Governance and Public Policy Committee (“GPPC”).  All members of the Committee shall be free of any relationships that would interfere with their exercise of independent judgment and shall meet the membership requirements established by the New York Stock Exchange.  The Committee shall annually elect one of its members to be the Chair, giving due consideration to the nominee recommended by the GPPC.

2.                    The Committee shall meet as often as it deems appropriate, but not less frequently than three times a year.

3.                    The Committee has the authority to initiate and supervise investigations into any matters within the scope of its authority and responsibilities.  The Committee is authorized to retain the services of internal or outside legal, accounting and other advisors as it deems necessary in the fulfillment of its duties.  The Committee shall have sole authority to retain and terminate any compensation consulting firm to be used to assist the Committee in the evaluation of CEO or senior executive compensation, and to approve the consulting firm’s fees and other retention terms.  The Committee and its designees shall have unlimited accessibility to all the Company’s records, property, and employees.  The Committee shall have sufficient funding to carry out its duties, including funding for payment of compensation to compensation consulting firms; payment for any advisors used by the Committee; and ordinary administrative expenses necessary and appropriate in carrying out its duties.

4.                    The Committee may delegate specific responsibilities to a subcommittee of one or more of its members provided that the subcommittee shall keep the full Committee informed of its activities.

C.  DUTIES AND RESPONSIBILITIES

1.                    The Committee shall review the Company’s compensation policies and benefit programs and how they relate to the attainment of goals.  The Committee shall recommend to the Board the compensation philosophy and guidelines for the entire executive and managerial group, giving emphasis to rewarding long term results and maximizing shareholder value.  The Committee shall make recommendations to the Board regarding use of equity-based compensation plans.

2.                    The Committee shall establish an appropriate compensation program for the CEO based on a review of compensation practices for CEO’s and various executives in the Company’s own industry, as well as comparable positions in New Mexico and the region.  This program shall include attainment of corporate goals as a key part of its structure.

3.                    The Committee shall review and recommend to the independent directors the CEO’s compensation level, including incentives, each year and communicate this to the CEO.  The level of compensation shall be measured against attainment of goals.

4.                    The Committee shall review and approve the compensation levels, including incentives, for officers and other highly compensated employees, giving due consideration to the CEO’s recommendations.  As part of this review the Committee shall review the performance evaluations provided by the CEO for the officers and other highly compensated employees.

5.                    The Committee oversees, and includes the independent directors in the annual performance evaluation of the CEO, giving emphasis to management’s performance relative to the performance goals established by the Board for that year.

6.                    The Committee shall review, and make recommendations to the Board concerning any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment contracts, and severance or termination arrangements.

7.                    The Committee shall plan for management continuity through annual review and approval of a succession plan for the CEO and review of the CEO’s plans for other members of executive management.

8.                    The Committee shall review and monitor the Company’s Affirmative Action program.

9.                    The Committee shall review reports and presentations from employee organizations, such as Llave and the Women’s Professional Organization (WPO).

10.              The Committee shall review management’s recommendations on health, retirement and other related employee benefit programs.  The Committee shall approve new plans or substantive changes to existing programs in accordance with Board resolutions adopted February 19, 2002.  The

Committee shall review reports regarding the adequacy and diversity of the investment fund options under the Company’s
401(k) plan and the educational programs provided to employees regarding participation in the 401(k) plan.

11.              The Committee shall review and approve any additional employee benefits plans and any amendments to employee benefits plans, including those currently in effect and those that may be added in the future, except:

a.               those plans and amendments that exclusively affect the benefits of employees included in a unit of employees covered by a collective bargaining agreement with a labor union;

b.              amendments that are not essential to the meaning of the plan;

c.               amendments that do not increase the costs of the plan by 10% or more over the costs of the plan in the prior year;

d.              amendments that do not alter the purpose of the plan;

e.               amendments that are required by applicable tax law;

f.                 amendments that do not change the participants eligible to participate in the plan nor the intended benefits of the plan;

g.              amendments to correct obvious errors such as typographical or grammatical errors;

h.              amendments required by changes in legal requirements applicable to the plan; and

i.                  amendments necessary to clarify the meaning of one or more provisions of the plan.

12.              The Committee shall review any additional employee benefits plans and amendments for which committee approval is not required.

13.              The Committee shall review and approve any employee benefits plan and amendment that is solely for the benefit of one or more officers.

14.              At least annually the Committee shall review management development and succession planning to assure the effectiveness of the process and identify areas of need.

15.              The Committee shall conduct an annual evaluation of its performance and shall submit an annual report to the Board regarding the evaluation and confirming that all responsibilities described in this Charter have been fulfilled.

16.              The Committee shall review this Charter at least annually and recommend any appropriate changes to the Board for approval.

For purposes of this Charter, “employee benefits plan” includes all plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the trusts or other funding mechanisms for the plans, and individually negotiated severance or deferred compensation agreements, whether or not covered by Section 3(3) of ERISA.

Directions to

PNM Resources, Inc.

Annual Meeting of Shareholders

Tuesday, May 16, 2006 – 9:00 a.m.

South Broadway Cultural Center

1025 Broadway, SE

Albuquerque, New Mexico

P

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints A. E. Archuleta, J. A Dobson, and C. E. McMahen and each or any one of them, true and lawful attorney-in-fact and proxy for the undersigned, with full power of substitution, to represent and vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of PNM Resources, Inc., to be held at the South Broadway Cultural Center, 1025 Broadway SE, Albuquerque, NM, at 9:00 a.m., Mountain Daylight Time, on May 16, 2006, and at any continuation of the meeting, if adjourned, on all matters coming before the meeting.

Pursuant to the proxy statement, said proxies are directed to vote as indicated on this proxy, and otherwise in accordance with their judgment with respect to any other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR PROPOSALS 1, 2 and 3.

R
O
X
Y

Address Change/Comments (Mark the corresponding box on the reverse side)

------------------------------------------------------------------------------------------------------------------------------------------------------------------

FOLD AND DETACH HERE

Fellow Shareholder,

Your company’s Board of Directors cordially invites you to attend the 2006 Annual Meeting of Shareholders of PNM Resources, Inc. The meeting will be held on Tuesday, May 16, 2006, beginning at 9:00 a.m., at the South Broadway Cultural Center, 1025 Broadway SE, in Albuquerque, NM.

The Annual Meeting offers an opportunity to become acquainted with me and the other directors, together with all the members of the PNM Resources executive team, and to discuss our plans for the future. For shareholders who do not join us in person, we will be making my speech available on the pnmresources.com web site on the day of the meeting.

If you are unable to attend this year’s meeting, please take a few moments to read the enclosed proxy statement and cast your vote for the election of directors, the appointment of our auditor for 2006, and the approval of the amendment to the Restated Articles of Incorporation. We are offering shareholders the option to register their votes by telephone, over the Internet, as well as with the traditional mail-in ballot or by casting your vote in person at the Annual Meeting.

On behalf of all PNM Resources Employees, I thank you for your continued confidence in us.

Sincerely,

Jeffry E. Sterba

Chairman, President & CEO

A VOTE “FOR” THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS.	Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

					FOR	AGAINST	ABSTAIN

PROPOSAL 1:  ELECTION OF DIRECTORS

01 Adelmo E. Archuleta, 02 Julie A. Dobson, 03 Woody L. Hunt,
04 Charles E. McMahen, 05 Manuel T. Pacheco, 06 Robert M. Price,

07 Bonnie S. Reitz, 08 Jeffry E. Sterba, and 09 Joan B. Woodard

			PROPOSAL 2:	Approve the appointment of Deloitte & Touche LLP as independent public accountants for 2006.

					FOR	AGAINST	ABSTAIN
			PROPOSAL 3:	Approve amendment to the Restated Articles of Incorporation of PNM Resources, Inc.

FOR	WITHHOLD AUTHORITY	FOR ALL
all nominees listed above	to vote for all nominees	nominees listed above except
as listed below

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

Signature	Signature	Date

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

 FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 15, 2006

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/pnm Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at www.pnmresources.com

VOTE AUTHORIZATION FORM

I understand that The Vanguard Fiduciary Trust Company is the holder of record and custodian of all shares of PNM Resources common stock held by the PNM Resources, Inc. Retirement Savings Plan (“RSP”) which are allocated to my RSP account. Further, I understand that my voting instructions are solicited on behalf of PNM Resources’ Board of Directors for the Annual Meeting of Shareholders of PNM Resources to be held on May 16, 2006.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

  FOLD AND DETACH HERE

Dear RSP Participant:

In connection with the Annual Meeting of Shareholders of PNM Resources, Inc. on May 16, 2006, you may direct the voting of shares of PNM Resources common stock held by the PNM Resources, Inc. Retirement Savings Plan (“RSP”), formerly known as the Master Employee Savings Plan and Trust, which are allocated to your account. Instructions are set forth below for providing your timely express directions over the Internet, by telephone, or by mail.

The RSP requires us to provide voting instructions to the Trustee, The Vanguard Fiduciary Trust Company, for all shares held under the plan. Your voting directions will be received in confidence and tallied by the tabulator for PNM Resources, Mellon Investor Services, who will only provide us with the cumulative results of all of the express directions received, so that we may instruct the Trustee to vote your allocated shares in accordance with the express directions received from you. No individual participant vote information will be provided to us.

If no timely express directions are received from you, then we shall instruct the Trustee to vote the shares allocated to your account as follows:

•                  FOR the election of the nine nominees for directors of PNM Resources.

•                  FOR the appointment of Deloitte & Touche LLP as independent public accountants for 2006.

•                  FOR the approval of the amendment to the Restated Articles of Incorporation of PNM Resources.

The Corporate Investment Committee has authorized Terry Horn to attend the Annual Meeting and vote all the shares held in the RSP in accordance with his judgment on such other matters as may properly come before the meeting.

We encourage you to direct the voting of the shares allocated to your RSP account by voting over the Internet or by telephone on or before May 12, 2006 at 11:59 PM, Eastern Time or by signing and mailing the vote authorization form so that it is received on May 12, 2006. If you vote over the Internet or by telephone, you may change your express voting directions up until the deadline for voting over the Internet or by telephone. Please note that the deadline for voting your RSP shares is earlier than for any shares held directly by you so that there is adequate time to instruct the Trustee to vote the RSP shares.

Sincerely,

Corporate Investment Committee,

Terry R. Horn

Committee Chairperson

(Please note that this form is only for voting RSP shares. You must use the separate proxy card provided to you to vote shares held directly by you.)

A VOTE “FOR” THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS.	Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

					FOR	AGAINST	ABSTAIN

PROPOSAL 1:  ELECTION OF DIRECTORS

01 Adelmo E. Archuleta, 02 Julie A. Dobson, 03 Woody L. Hunt,
04 Charles E. McMahen, 05 Manuel T. Pacheco, 06 Robert M. Price,

07 Bonnie S. Reitz, 08 Jeffry E. Sterba, and 09 Joan B. Woodard

			PROPOSAL 2:	Approve the appointment of Deloitte & Touche LLP as independent public accountants for 2006.

					FOR	AGAINST	ABSTAIN
			PROPOSAL 3:	Approve amendment to the Restated Articles of Incorporation of PNM Resources, Inc.

FOR	WITHHOLD AUTHORITY	FOR ALL
all nominees listed above	to vote for all nominees	nominees listed above except
as listed below

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

Signature	Signature	Date

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

 FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 12, 2006

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/pnm Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at www.pnmresources.com